     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1997

                                                     REGISTRATION NO. 333-5190-A
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------






                         POST-EFFECTIVE AMENDMENT NO. 2


                                       TO

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            THRIFT MANAGEMENT, INC.

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         Florida                                  5932                     65-0309540
(State or Other Jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)       Identification Number)



                       3141 W. HALLANDALE BEACH BOULEVARD
                           HALLANDALE, FLORIDA 33009
                                 (954) 985-8100
         -------------------------------------------------------------
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


         3141 W. HALLANDALE BEACH BOULEVARD, HALLANDALE, FLORIDA 33009
-------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                                ---------------

                                  MARC DOUGLAS
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            THRIFT MANAGEMENT, INC.
                        3141 W. HALLANDALE BEACH BOULEVARD
                            HALLANDALE, FLORIDA 33009
                                 (954) 985-8100
           --------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:



   Dale S. Bergman, P.A.                                Arthur S. Marcus, Esq.
    Nina S. Gordon, P.A.                                   Gersten, Savage,
     Broad and Cassel                                  Kaplowitz & Curtin, LLP
201 South Biscayne Boulevard                             575 Lexington Avenue
       Suite 3000                                  New York, New York 10022-6102
   Miami, Florida 33131                                     (212) 752-9700
     (305) 373-9400


                                ---------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                ---------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[x]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      (ii)

                            THRIFT MANAGEMENT, INC.

                     CROSS-REFERENCE SHEET SHOWING LOCATION

                          IN PROSPECTUS OF INFORMATION

                         REQUIRED BY ITEMS OF FORM SB-2

               REGISTRATION STATEMENT                                  CAPTION OR
              ITEM NUMBER AND CAPTION                            LOCATION IN PROSPECTUS
          --------------------------------  ----------------------------------------------------------------
    1.    Front of Registration Statement
          and Outside Front Cover of
          Prospectus                        Outside Front Cover Page of Prospectus
    2.    Inside Front and Outside Back
          Cover Pages of Prospectus         Inside Front and Outside Back Cover Pages of Prospectus
    3.    Summary Information and Risk
          Factors                           Prospectus Summary; Risk Factors
    4.    Use of Proceeds                   Not applicable
    5.    Determination of Offering
          Price                             Outside Front Cover Page of Prospectus; Risk Factors
    6.    Dilution                          Not applicable
    7.    Selling Security Holders          Concurrent Registration of Securities; Principal and Selling
                                            Security Holders; Plan of Distribution
    8.    Plan of Distribution              Plan of Distribution
    9.    Legal Proceedings                 Certain Transactions
   10.    Directors, Executive Officers,
          Promoters and Control Persons     Management
   11.    Security Ownership of Certain
          Beneficial Owners and Management  Principal and Selling Security Holders
   12.    Description of Securities         Description of Securities
   13.    Interest of Named Experts and
          Counsel                           Not applicable
   14.    Disclosure of Commission
          Position on Indemnification
          for Securities Act Liabilities    Description of Securities
   15.    Organization Within Last
          Five Years                        Prospectus Summary; Business
   16.    Description of Business           Prospectus Summary; Business
   17.    Management's Discussion and
          Analysis or Plan of Operation     Management's Discussion and Analysis of Financial Condition
                                            and Results of Operations


               REGISTRATION STATEMENT                                  CAPTION OR
              ITEM NUMBER AND CAPTION                            LOCATION IN PROSPECTUS
          --------------------------------  ----------------------------------------------------------------

   18.    Description of Property           Business
   19.    Certain Relationships and
          Related Transactions              Certain Transactions
   20.    Market for Common Equity and
          Related Stockholder Matters       Outside Front Cover Page of Prospectus; Prospectus Summary;
                                            Risk Factors; Dividend Policy; Principal and Selling Security
                                            Holders; Shares Eligible for Future Sale
   21.    Executive Compensation            Management
   22.    Financial Statements              Index to Consolidated Financial Statements
   23.    Changes in and Disagreements
          with Accountants on
          Accounting and Financial
          Disclosure                        Not applicable


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED APRIL 18, 1997


                               765,000 SHARES OF

                                  COMMON STOCK

                              600,000 COMMON STOCK

                               PURCHASE WARRANTS

                            THRIFT MANAGEMENT, INC.

     This Prospectus relates to the registration by the Company, at its expense, on behalf of certain selling security holders (the "Selling Security Holders") of 165,000 shares of Common Stock, $.01 par value (the "Common Stock"), of Thrift Management, Inc., a Florida corporation (the "Company"); 600,000 warrants to purchase shares of Common Stock (the "Warrants"); and 600,000 shares of Common Stock underlying the Warrants (the Common Stock and Warrants of the Selling Security Holders are collectively referred to herein as the "Selling Security Holders' Securities"). None of the proceeds from the sale of the Selling Security Holders' Securities (the "Selling Security Holders' Offering") will be received by the Company. The Company will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the Selling Security Holders) in connection with the registration of the Selling Security Holders' Securities. See "Plan of Distribution."

     The Registration Statement of which this Prospectus forms a part also related to the initial public offering by the Company (the "Company Offering") of 900,000 units (the "Units") of its securities, each Unit consisting of one share of Common Stock and one redeemable warrant to purchase one share of Common Stock for $5.00 per share (the "Warrants"). The Company Offering was completed on December 11, 1996. Of the 900,000 shares of Common Stock included in the Units, 615,000 shares were sold by the Company and 285,000 were sold by Rozel International Holdings, Inc. ("Rozel") directly to the underwriter of the Company Offering, First Hanover Securities, Inc. (the "Underwriter"). Rozel is one of the Selling Security Holders, whose remaining Selling Security Holders' Securities are covered by this Prospectus. The Selling Security Holders have agreed not to sell or otherwise dispose of any of their shares of Common Stock or shares of Common Stock issuable upon conversion or exercise of securities convertible into Common Stock, or any Warrants held by them, until December 5, 1998 without the prior written consent of the Underwriter. The Company has been advised that the Underwriter agreed to release Rozel from its lock-up agreement as to the 15,000 shares of Common Stock and 600,000 Warrants owned by Rozel following the Company Offering. The National Association of Securities Dealers, Inc. (the "NASD") has approved the Underwriter's release of Rozel's lock-up agreement as to its shares of Common Stock and 300,000 of its Warrants, and NASD approval is pending with respect to the release of the lock-up agreement as to the remaining 300,000 Warrants. See "Principal and Selling Security Holders" and "Plan of Distribution."

     The Selling Security Holders' Securities may be offered from time to time by the Selling Security Holders in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Security Holders may effect such transactions by selling to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Selling Security Holders' Securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both.

The Selling Security Holders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Security Holders, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Security Holders' Securities as principals, any profits received by such broker-dealers on the resales of such securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Security Holders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the securities offered by the Selling Security Holders will be borne by the Company. Brokerage commissions, if any, attributable to the sale of such securities will be borne by the Selling Security Holders.

     The Units, Common Stock and Warrants of the Company are currently traded on the over-the-counter ("OTC") Bulletin Board under the symbols THMMU, THMM and THMMW, respectively. The Company had previously applied to list the Units, Common Stock and Warrants on the Nasdaq system. The Company's application for listing on the Nasdaq SmallCap Market was denied by the Nasdaq staff, and the staff's denial was upheld by a Nasdaq Listing Qualifications Panel. The Company does not currently intend to pursue further appeals. There is currently only a limited trading market for the Company's securities, and there can be no assurance that an active trading market for the Company's securities will develop. As a result, an investor may find it more difficult to dispose of, or to obtain adequate quotations as to, the prices of the Units, Common Stock and Warrants offered hereby.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN SUCH SECURITIES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1997

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus does not give effect to 1,300,000 shares of Common Stock issuable upon the exercise of outstanding options and Warrants.

                                  THE COMPANY

GENERAL

     Thrift Management, Inc. (the "Company") manages and operates retail outlets known as thrift stores, which deal in new and used articles of clothing, miscellaneous household items, furniture, bric-a-brac and antiques at discounted prices. The Company currently operates four thrift stores in South Florida: two in Hallandale, Florida (Broward County), one in Margate, Florida (Broward County) and one in Hialeah, Florida (Dade County), and in March 1997 entered into a lease for one additional thrift store located in Lauderdale Lakes, Florida (Broward County). Inventory for the Company's stores is obtained primarily as the result of donations made to charities under contracts entered into by the Company for the solicitation and purchase of merchandise. The Company also purchases merchandise in bulk from a contract collector who maintains drop boxes.

     The Company has solicitation and purchasing agreements with two charities in the South Florida area, the Missing Children Awareness Foundation and Temple Beth Ahm Israel. The Company is registered with the Department of Agriculture and Consumer Affairs of the State of Florida as a professional solicitor. The charities receive a percentage of gross revenues from the sale of the donated merchandise. The charities gain the benefit of the Company's expertise in solicitation and resale of donated goods through a higher return on sales than the charity itself may be able to realize through its own efforts.

     The Company uses direct mail, newspaper advertising and telemarketing to solicit donations for its client charities. The Company uses 12 to 14 trucks to make scheduled pick-ups of donated goods. The donors are given receipts to document the items donated. Merchandise is then taken back to the appropriate thrift shop, where it is inspected, sorted, priced, tagged and displayed for sale. Items remaining unsold in the stores are sold in bulk to exporters, which ship the items to countries throughout the Caribbean, Central and South America and Eastern Europe.

     The Company positions its outlets in lower socio-economic neighborhoods, on heavily traveled streets, and preferably in the vicinity of other thrift shops. The Company believes that competition, rather than being a limiting factor as it is in many other industries, actually encourages sales because the close proximity of other outlets attracts customers to the area to shop for new bargains, as the merchandise changes frequently.

INITIAL PUBLIC OFFERING

     In December 1996, the Company consummated the Company Offering in which it sold 900,000 Units at a price of $5.75 per Unit. Each Unit consisted of one share of Common Stock and one Warrant to purchase one share of Common
Stock for $5.00 per share. Of the 900,000 shares of Common Stock underlying the Units, 615,000 shares were offered by the Company and 285,000 shares were offered by Rozel. The Warrants are exercisable for a period of five years commencing December 11, 1996 and may be redeemed by the Company on 30 days' notice at any time during such period at a price of $.10 per Warrant if the closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date that notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. The Company realized approximately $2,596,950 in proceeds from the Company Offering, net of underwriting discounts and expenses and other offering expenses.

EXPANSION STRATEGY

     The Company currently intends to expand its operations by opening additional thrift stores, initially in other counties in Florida, and ultimately in various out-of-state locations including Georgia and New Jersey. The Company's current plans include opening approximately four to six additional stores during 1997 and 1998. In addition, the Company intends to establish a merchandise export facility, through which the Company will sell unsold inventory in bulk to exporters who resell the items in the Caribbean, Central and South America, and Eastern Europe. See "Business -- Expansion Strategy."

     The Company may also, from time to time, identify one or more established thrift stores or other businesses related to the Company's current operations, such as wholesale export businesses, as possible acquisition candidates. The Company has not at this time identified any such candidates. There can be no assurance that the Company would be able to identify thrift stores or other businesses for possible acquisition and, if identified, that the Company would be able to consummate any such acquisitions. See "Business -- Expansion Strategy."

     The Company was incorporated in Florida in July 1991. Its executive offices are located at 3141 W. Hallandale Beach Boulevard, Hallandale, Florida 33009, telephone number (305) 985-8100.

REORGANIZATION

     As used herein, the "Company" refers to Thrift Management, Inc. ("TMI") and its wholly owned subsidiaries, Thrift Shops of South Broward, Inc., Thrift Shops of West Dade, Inc., Hallandale Thrift Management, Inc., Hallandale Thrift, Inc. and North Broward Consignment, Inc. (collectively, the "Subsidiaries"). Effective as of May 31, 1996, the Company completed a tax-free reorganization whereby the Subsidiaries, which had previously been separate but affiliated companies, became wholly owned subsidiaries of TMI (the "Reorganization"). Unless the context specifically states otherwise, all disclosure in this Prospectus gives pro forma effect to consummation of the Reorganization. See "Certain Transactions -- Reorganization."

                     THE SELLING SECURITY HOLDERS' OFFERING

Securities Offered(1)                     765,000 shares of Common Stock, $.01 par value, and 600,000
                                          Warrants. See "Description of Securities."
Common Stock Outstanding                  2,115,000 shares
Warrants Outstanding                      1,500,000 Warrants
RISK FACTORS                              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
                                          RISK. SEE "RISK FACTORS."
OTC Bulletin Board
  Symbols(2)                              Common Stock          THMM
                                          Warrants              THMMW
                                          Units                 THMMU

---------------------
     (1) Includes 600,000 shares of Common Stock underlying the Warrants.
     (2) The Units, Common Stock and Warrants are currently traded on the OTC Bulletin Board. The Company had previously applied to list the Units, Common Stock and Warrants on the Nasdaq system. The Company's application for listing on the Nasdaq SmallCap Market was denied by the Nasdaq staff, and the staff's denial was upheld by a Nasdaq Listing Qualifications Panel. The Company does not currently intend to pursue further appeals. There is currently only a limited trading market for the Company's securities, and there can be no assurance that an active trading market for the Company's securities will develop. As a result, an investor may find it more difficult to dispose of, or to obtain adequate quotations as to, the prices of the Units, Common
         Stock and Warrants offered hereby. See "Risk Factors."

                                  RISK FACTORS

     An investment in the Units offered hereby, and in the Common Stock and Warrants included therein, is speculative and involves a high degree of risk. Investors should consider carefully the risks discussed elsewhere in this Prospectus under the caption "Risk Factors." These risks include, but are not limited to: (1) the Company's limited history of profitability and its existing working capital deficit; (2) certain past criminal and bankruptcy proceedings involving the Company's President, Chief Executive Officer and controlling shareholder; (3) certain related party transactions involving the Company and its management and principal shareholders; (4) the denial of the Company's Nasdaq listing application and the current limited market for the Company's Units, Common Stock or Warrants; (5) risks related to the nature of the Company's business, including the Company's dependence on charitable donations and a limited number of charities; (6) the benefits to be realized by certain of the Company's management and current shareholders from the Selling Security Holders' Offering; (7) risks related to the Company's expansion strategy; (8) the continuing control by the Company's management of more than a majority of the voting power of the outstanding shares of the Company's capital stock; and
(9) the Company's reliance on its current management.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following is a summary of the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus, and should be read in conjunction therewith.

     The Company's Consolidated Financial Statements and the Notes thereto reflect the consummation of the Reorganization, which was effective as of May 31, 1996, and the Company Offering, which closed on December 11, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions -- Reorganization."

                                                                             FOR THE
                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                               ---------------------------------
                                                                   1996                   1995
                                                               ------------            ----------
STATEMENT OF OPERATIONS DATA:
  Net sales.................................................      $6,104,905           $4,574,305
  Gross profit..............................................      $3,289,695           $2,420,304
  Net income before pro forma income tax provision..........      $  124,508           $    6,183
                                                                  ==========           ==========
     Pro forma income tax provision(1)......................      $   46,900           $    1,000
                                                                  ==========           ==========
     Pro forma net income(1)................................      $   77,608           $    5,183
                                                                  ==========           ==========
     Pro forma net income per share(1)......................      $      .05           $      .01
                                                                  ==========           ==========

                                                                      AT
                                                                 DECEMBER 31,
                                                                     1996
                                                              ------------------
BALANCE SHEET DATA:
  Cash......................................................      $2,570,188
  Total current assets......................................      $2,926,410
  Total assets..............................................      $3,420,193
  Due to stockholder(2).....................................      $  208,540
  Total current liabilities.................................      $  665,740
  Stockholders' equity......................................      $2,726,831

---------------------
     (1) Reflects the impact of federal corporate income taxes that the Company and the Subsidiaries would have paid if they had been Subchapter C corporations for tax purposes during the periods presented.

     (2) See "Certain Transactions -- Loans to/from Marc Douglas."

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN THE COMPANY. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

     THE COMPANY CAUTIONS READERS THAT CERTAIN IMPORTANT FACTORS MAY AFFECT THE COMPANY'S ACTUAL RESULTS AND COULD CAUSE SUCH RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS WHICH MAY BE DEEMED TO HAVE BEEN MADE IN THIS PROSPECTUS OR WHICH ARE OTHERWISE MADE BY OR ON BEHALF OF THE COMPANY. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, WORDS SUCH AS "MAY," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "COULD," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. FACTORS WHICH MAY AFFECT THE COMPANY'S RESULTS INCLUDE, BUT ARE NOT LIMITED TO, LIMITED HISTORY OF PROFITABILITY, DEPENDENCE ON CHARITABLE DONATIONS AND A LIMITED NUMBER OF CHARITIES, RELIANCE ON MANAGEMENT, COMPETITION AND SEASONALITY. THE COMPANY IS ALSO SUBJECT TO OTHER RISKS
DETAILED BELOW OR ELSEWHERE HEREIN OR DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

LIMITED HISTORY OF PROFITABILITY; WORKING CAPITAL DEFICIT

     For the years ended December 31, 1996 and 1995, the Company achieved net income of $158,508 and $6,183, respectively. No assurance can be given that the Company will be able to continue to operate profitably. The Company believes that the net proceeds of the Company Offering, together with cash flow from its operations, will be sufficient to meet its anticipated working capital requirements for at least the next 24 months. There can be no assurances, however, that such will be the case. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON CHARITABLE DONATIONS

     The Company's operations depend to a significant degree on charitable donations of clothing and other items. In the event of a recession affecting the ability of individuals to make charitable donations, the number of people donating merchandise is likely to decrease, and, along with it, the amount of goods available for sale through the Company's thrift shops. In addition, in the event that the federal tax laws were modified to eliminate the deduction for charitable contributions, the number of people donating merchandise and the amount of merchandise donated would also likely decrease. In that the Company's primary source of revenues is from sales of donated merchandise, a recession or change in the tax laws could materially adversely effect its business, operations, revenues and prospects. See "Business -- Inventory Collection."

DEPENDENCE ON A LIMITED NUMBER OF CHARITIES

     The Company currently has solicitation and purchasing agreements with two charities in the South Florida area, the Missing Children Awareness Foundation and Temple Beth Ahm Israel, a Broward County, Florida synagogue. A substantial portion of the merchandise inventory offered in the Company's thrift stores is obtained as a result of donations made to these two charities. The Company bears all costs of and assumes all responsibility for the solicitation of donations and operation of the thrift stores, and pays the charity a percentage of gross sales. In the event that either of these charities defaulted upon or failed to renew their contracts with the Company, the operations, revenues and prospects of the Company could be materially adversely affected. See
"Business -- Inventory Collection."

PRIOR ACTS AND BANKRUPTCY OF MEMBERS OF MANAGEMENT

     In 1985, Marc Douglas, the Chief Executive Officer, President and a Director of the Company, pled guilty to one count of wire fraud in a federal criminal action arising from his employment from 1980 to 1982 as a salesman of oil and gas leases for U.S. Oil & Gas Corporation. Mr. Douglas was sentenced to a 90-day jail term and five years' probation and, in addition, entered into a settlement agreement in a related civil action brought by the Federal Trade Commission, in connection with which he paid $65,000 as restitution.

     In 1989, Mr. Douglas, his spouse and M.J.S.S. Enterprises, Inc., a corporation for which Mr. Douglas was an officer, filed for bankruptcy protection. Both the personal and corporate bankruptcies were discharged in 1990. See "Management."

TRANSACTIONS WITH MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     Prior to the Reorganization, the Company and each of the Subsidiaries were treated for federal and state income tax purposes as S corporations under Subchapter S of the Internal Revenue Code of 1985, as amended (the "Code"), and comparable state tax laws. The Company and the Subsidiaries paid cash dividends to their respective shareholders, representing earnings distributions. For the years ended December 31, 1996 and 1995, such dividends totaled $283,384 and $104,500, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions -- Reorganization."

     In March 1995, Thrift Shops of West Dade, Inc., a subsidiary of the Company, entered into a deferred compensation agreement with Ileen Little, a director, executive officer and principal shareholder of the Company. Pursuant to such agreement, Ms. Little will be entitled to receive 5% of the gross proceeds from the liquidation of the Company or any of the Subsidiaries, payable in two equal annual installments following such liquidation. See "Certain Transactions -- Deferred Compensation Agreement," "Management" and "Principal and Selling Security Holders."

     As of December 31, 1996, the Company's President and majority stockholder is owed $208,540 by the Company. Such amount is composed of the $150,000 representing a bonus for reimbursement of taxes for dividend distributions (see
Note 12(e) to the Financial Statements), $22,464 for unpaid dividend distributions through May 31, 1996, and $36,076 for the annual bonus in the amount equal to 1% of the Company's annual gross revenue since June 1, 1996. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company has also advanced Mr. Douglas monies from time to time on an interest-free basis, the amount of which totaled approximately $189,473 as of December 31, 1996. Mr. Douglas and the Company have agreed that the advances to Mr. Douglas will be taken into income by Mr. Douglas over a three-year period through December 1999. No further loans to or from Mr. Douglas are currently contemplated.

     The Company believes that the foregoing transactions were on terms no less favorable to the Company than those that would be available from unaffiliated parties. The Company does not at the present time contemplate entering into additional related party transactions. In the future, the Company plans to present all proposed transactions with affiliated parties to the Board of Directors for its consideration and approval. Any Board member who has an interest in such transaction will abstain from voting.

DENIAL OF APPLICATION FOR INCLUSION ON NASDAQ; PENNY STOCK; ADDITIONAL REQUIREMENTS ON BROKER-DEALER SALES OF SECURITIES

     The Company's Units, Common Stock and Warrants are currently traded on the OTC Bulletin Board and are not listed for trading on the Nasdaq system. In order for an issuer to be included in the Nasdaq system, an issuer must meet certain quantitative criteria relating to its total assets, its capital and the trading prices of its securities. In addition, the Nasdaq staff may consider other factors, such as the issuer's management and the circumstances surrounding the issuer's operations, when determining whether to approve an issuer's application for inclusion in the Nasdaq system. The Company filed an application for listing on the Nasdaq SmallCap Market, which was denied by the Nasdaq staff. The Company appealed the staff's denial before a Nasdaq Listing Qualifications Panel, which upheld the staff's determination based upon consideration of the background of the Company's Chief Executive Officer and President (see "Prior Acts and Bankruptcy of Members of Management," above) and the determination that the structure of the Company's pre-offering financings were contrary to just and equitable principles of trade. The Company does not currently intend to pursue further appeals. As a result, an investor may find it more difficult to dispose of, or to obtain adequate quotations as to, the prices of the Units, Common Stock and Warrants offered hereby.

     The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions, including that the issuer have net tangible assets of a minimum of $2,000,000. Thus, the Units, Common Stock and Warrants may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If applicable, the above-described rules may adversely affect the liquidity of the market for the Company's Units, Common Stock and Warrants and may also adversely affect the ability of the Company's shareholders to sell the Units, Common Stock and Warrants in the secondary market.

BENEFITS TO SELLING SECURITY HOLDERS IN CONNECTION WITH SELLING SECURITY HOLDERS' OFFERING

     The Selling Security Holders have received the benefit in connection with the Selling Security Holders' Offering of inclusion at the Company's expense of the Common Stock and Warrants in the Registration Statement of which this Prospectus is a part. The Selling Security Holders include Ileen Little, who is a director, executive officer and principal shareholder of the Company. See "Plan of Distribution." All of the offering expenses, except for the selling commissions and fees and expenses of counsel or other advisors, will be paid by the Company on their behalf. Such offering expenses attributable to the Selling Security Holders cannot be determined precisely, but are estimated by the Company to range from approximately $5,000 to $10,000. The net profits that may be realized by the Selling Security Holders are not determinable at this time, but will depend on the market prices of the Company's Common Stock and Warrants at the time of sale and the selling commissions and fees incurred in connection with any such sales.

CONTROL BY MANAGEMENT

     The Company's officers and directors currently own, in the aggregate, approximately 50% of the issued and outstanding shares of Common Stock of the Company, excluding any Common Stock that may be issued upon the exercise of the Warrants or upon the exercise of certain outstanding options to acquire Common Stock. In addition, Marc Douglas, the Company's Chief Executive Officer and President, beneficially owns 250,000 shares of Series A Preferred Stock, which, when combined with the shares of Common Stock held by him, results in Mr. Douglas holding approximately 76.9% of the voting power of the Company's outstanding voting shares. Accordingly, management will be able to influence significantly the election of the Company's Board of Directors and have the continuing ability to influence the Company's affairs and the conduct of its business. See "Management" and "Principal and Selling Security Holders."

AGREEMENT WITH BULK SUPPLIER

     The Company is party to a purchase commitment agreement with All Around Recycling, Inc. ("All Around") pursuant to which it purchases merchandise in bulk from All Around. The Company re-sells the merchandise in its thrift stores, and any merchandise remaining unsold is then sold in bulk to exporters. A material portion of the Company's revenues are generated by its contract with All Around. In the event that All Around materially defaults upon its contract with the Company, it could materially adversely affect the operations, revenues and prospects of the Company. See "Business -- Thrift Store Operations."

GOVERNMENT REGULATION

     In order to solicit donations of merchandise on behalf of charities, the Company must be registered as a professional solicitor with and is subject to oversight by the Department of Agriculture and Consumer Affairs of the State of Florida. In the event the Company expands its operations to other states, the Company will likely be subject to similar licensing and oversight in those jurisdictions. As a professional solicitor, the Company and its personnel are required to comply with various regulations governing the manner and terms of solicitations, including, among others, posting of a surety bond. Failure to comply with these regulations could result in disciplinary action including significant fines and penalties or suspension or revocation of licenses. Such disciplinary action, if taken, would likely have a material adverse effect on the operations, revenues and prospects of the Company. See
"Business -- Government Regulation."

EXPANSION RISKS

     The Company's strategy is to expand its operations by opening new thrift stores or acquiring existing thrift stores or other businesses related to the Company's current operations. See "Business -- Expansion Strategy." The expansion of the Company's business by opening new stores may depend upon the Company's ability in the future to obtain additional financing if necessary. At the present time, the Company has not identified nor sought any sources of such additional financing, and there can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. In the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company will not be able to achieve all of its expansion plans.

     If the Company decides to expand through acquiring existing stores or other businesses related to its current operations, the Company would consummate such acquisitions in exchange for cash or for shares of the Company's capital stock. The use of cash or stock would depend, in part, on the Company's available working capital or other sources of funds and its anticipated capital needs at the time of acquisition. Although the Company does not currently anticipate incurring debt to fund any such acquisitions, management may determine that, depending on prevailing market interest rates, the cost of funds available to the Company, and the extent of revenues generated by the acquisition candidate, the use of debt to fund an acquisition may be advantageous to the Company. Such debt would result in an ongoing interest expense obligation to the Company, however. Furthermore, there can be no assurance that the Company would be able to obtain debt financing on acceptable terms. Issuance of shares of the Company's capital stock in an acquisition, in lieu of cash, could have the effect of diluting the Company's earnings on a per share basis or diluting the voting control of existing shareholders, and could result in an additional ongoing dividend obligation for the Company, depending on the terms of the stock issued.

     The successful expansion of the Company's operations will also depend on the ability of the Company to secure suitable sites for its outlets, obtain leases on favorable terms, ensure adequate supplies of merchandise for sale, and hire, train and retain qualified personnel. An acquisition of an existing store or business would require the Company to assimilate and coordinate the store's or business' inventory and accounting systems, personnel, and other operational functions. The Company currently believes that its existing sources of merchandise are adequate to stock at least one additional new store. The Company will be required to obtain additional merchandise if it opens more than one new store or if the Company experiences unanticipated declines in supplies from existing sources or increases in sales. The Company currently believes it can obtain additional merchandise by increasing its advertising to encourage donations to the charities with which the Company has contracts at the present time, by seeking arrangements with additional charities, or by seeking additional sources of merchandise (such as arrangements with other drop box operators). There can be no assurance that the Company will be successful in any of these regards.

     There are currently only two executive officers of the Company. Following this Offering, there can be no assurance that, if the Company expands, the current management team will be able to continue to adequately manage the Company's affairs. See "Business -- Expansion Strategy" and
"Management -- Directors and Executive Officers."

RELIANCE ON MANAGEMENT

     The Company's business is dependent upon the experience of its executive officers and key personnel, all of whom are familiar with the specific processes of soliciting donations and selling donated merchandise through thrift shops. The Company is party to an employment agreement with Marc Douglas, the Company's Chief Executive Officer and President. The Company's other executive officers or key employees, unrestricted by any contractual prohibitions, are free to leave at any time in order to work for competitors or to pursue other opportunities. The Company does not at the present time maintain "key man" insurance on Mr. Douglas or any other officer or key employee. The loss of the services of Mr. Douglas or of any other officers or key employees might have a material adverse effect on the business, operations, revenues and prospects of the Company. In addition, the Company's ability to maintain a competitive position depends, in part, on its ability to attract and retain qualified managerial personnel. There can be no assurance that the Company will be able to attract or retain such personnel in the future on terms economically feasible to the Company or otherwise. See "Management."

COMPETITION

     The Company competes for donations of merchandise and competes with other thrift stores for sales. Some of these other thrift stores are located in the vicinity of the Company's stores. In addition, the Company competes with a number of small, as well as large, general retail stores that offer new goods at discounted prices. See "Business -- Competition."

SEASONALITY

     The Company's operations are located in South Florida, which has numerous part-time residents during the winter. The Company's results of operations reflect the seasonal nature of this market, with donations and sales of merchandise being higher in the winter months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DIVIDEND POLICY

     Except for the payment of certain undistributed S corporation dividends, the Company has not paid cash dividends and the Board of Directors does not currently contemplate the payment of cash dividends on its Common Stock. Any decisions as to the payment of cash dividends on the Common Stock will depend on the Company's ability to generate earnings, its need for capital, its overall financial condition and such other factors as the Board of Directors deems relevant. See "Dividend Policy."

AUTHORIZATION OF PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of 1,500,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue additional shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. If issued, such shares of Preferred Stock could be used under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. In connection with the Company Offering, however, the Company has agreed that it will not issue additional shares of Preferred Stock until December 5, 1998 without the consent of the Underwriter. The Company currently has outstanding 250,000 shares of Series A Preferred Stock, which were issued to Marc Douglas, the Company's President and Chief Executive Officer, in connection with the Reorganization. See "Certain Transactions -- Reorganization" and "Description of Securities -- Preferred Stock -- Series A Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Of the 2,115,000 shares of Common Stock outstanding as of the date of this Prospectus, 1,215,000 shares are restricted securities, as that term is defined in Rule 144, promulgated under the Securities Act. Such shares are currently subject to a 24-month "lock-up" period. The Selling Security Holders' Offering relates to 600,000 Warrants and 765,000 shares of Common Stock (including 600,000 shares of Common Stock underlying the Warrants) that have been registered for sale by the Selling Security Holders. The Company has been advised that the Underwriter agreed to release Rozel, one of the Selling Security Holders, from its lock-up agreement as to the 15,000 shares of Common Stock and 600,000 Warrants owned by Rozel. It is not known at this time whether, and to what extent, the Underwriter may agree to a release of the lock-up with respect to the remaining Selling Security Holders' Securities.

     Of the 2,115,000 shares currently outstanding, 1,200,000 shares are owned by affiliates of the Company, as that term is defined under the Securities Act. Absent registration under the Securities Act, such as in the Selling Security Holders' Offering, the sale of such shares is subject to Rule 144. Until April 29, 1997, under Rule 144, subject to satisfaction of certain other conditions, a person (including an affiliate of the Company) who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of Common Stock, or if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale, and who has beneficially owned the shares of Common Stock for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As a result of recently adopted amendments to Rule 144, effective April 29, 1997 the above-described two-year holding period to sell restricted securities subject to volume limitations will be reduced to one year, and the three-year holding period for unlimited sales by non-affiliates will be reduced to two years.

     No prediction can be made as to the effect, if any, that sales of shares or the availability of such shares for sale as described above will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Shares Eligible For Future Sale."

REQUIREMENTS FOR EXERCISE OF WARRANTS; ADVERSE EFFECT OF REDEMPTION OF WARRANTS

     The Warrants included in the Units offered in the Company Offering were detachable from the Units and separately tradeable immediately upon issuance. Although the Units have not been knowingly sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Units (or the components thereof) in the aftermarket who reside in or move to jurisdictions in which the securities underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue securities to those persons desiring to exercise their Warrants unless and until the underlying securities could be qualified for sale in the jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any such required qualification or obtain any such exemption.

     Additionally, holders of Warrants will be able to exercise their Warrants only if a current prospectus relating to the Common Stock underlying the Warrants is then in effect under the Securities Act and such shares are qualified for sale or exempt from qualification under applicable securities or "blue sky" laws of the states in which holders of Warrants reside. Although the Company has undertaken to use its reasonable best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock underlying the Warrants is not kept effective or if such shares are not qualified or exempt from qualification in states in which holders of Warrants reside.

     The Warrants are also subject to redemption by the Company, commencing one year from the date of this Prospectus, on at least 30 days' prior written notice if the average closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date of any redemption notice has been at least 150% of the exercise price then in effect. If the Warrants are redeemed, holders of Warrants will lose their right to exercise the Warrants, except during such 30-day notice of redemption period. Upon receipt of a notice of redemption, holders of Warrants would be required to: (i) exercise their Warrants (and pay the exercise price) at a time when it may be disadvantageous for them to do so; (ii) sell the Warrants at the then-market price (if any) when they might otherwise wish to hold the Warrants; or (iii) accept the redemption price of $.10 per Warrant, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."

                                DIVIDEND POLICY

     Except for the payment of certain undistributed S corporation dividends declared prior to the Reorganization (see "Certain
Transactions -- Reorganization"), the Board of Directors does not currently contemplate the payment of cash dividends following completion of this Offering. Any decisions as to the payment of cash dividends on the Common Stock will depend on the Company's ability to generate earnings, its need for capital, its overall financial condition and such other factors as the Board of Directors deems relevant.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in the Prospectus.

GENERAL

     The Company was organized in July 1991 for the purpose of managing the operation of retail thrift stores that offer new and used articles of clothing, furniture, miscellaneous household items and antiques. The Company is registered with the State of Florida as a professional solicitor. The Company obtains its merchandise primarily from two sources, (i) purchase contracts with charitable organizations in return for an average of 5% to 6% (2% to 3% effective January 1, 1996) of its gross sales, and (ii) contracts with drop box collectors who maintain drop boxes throughout designated areas from whom the Company purchases merchandise in bulk at a flat rate per pound. Items from the stores that remain unsold are sold in bulk to exporters, which ship the items to countries throughout the Caribbean, Central and South America, and Eastern Europe. Through its Subsidiaries, the Company operates its four retail stores. Hallandale Thrift Management, Inc. ("HTMI"), also a Subsidiary of the Company, and the Company are responsible for the solicitation of donations on behalf of the charities through direct mailings, newspaper advertising and telemarketing. The Company and HTMI are, in addition, responsible for the pickup of the donated merchandise throughout the communities surrounding the Company's stores.

RESULTS OF OPERATIONS

     YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995. The Company recognizes merchandise sales when the customer pays for the merchandise upon exiting the Company store. Merchandise inventories consist of donated and purchased used clothing, furniture, miscellaneous household items and antiques. Purchased and donated inventories have been assigned a value based on all costs connected to bringing the merchandise to the selling floor. These costs include advertising, transportation, marketing and grading, and commissions paid to the sponsoring charitable organization.

     Revenues for the years ended December 31, 1996 and 1995 totaled $6,104,905 and $4,574,305, respectively. Revenues increased by $1,530,600, or 34%, for 1996, as compared to 1995. Although the Company's gross profit for 1996 increased to $3,289,695, as compared to

$2,420,304 for 1995, the Company's gross profit margins for 1996 only increased by 1% to 54% versus the 53% for 1995.

     The net increase in the Company's sales during 1996, as compared to 1995, is attributable to the following:

       1. During late November 1995, the Company opened a fourth retail store located in Margate, Florida. Sales for the fourth store for 1996 totaled approximately $840,000. Sales on the remaining three stores for 1996 increased by approximately $690,000.

       2. Commencing during the fourth quarter of 1995 and continuing during 1996, management started to shift merchandise between stores, whereby merchandise that was deemed unsalable at one location was made available for sale at another location.

       3. During 1996, the Company spent an additional $25,000 on advertising, primarily for the new store located in Margate. Management believes the additional advertising had a positive impact on all stores.

     Although the Company's gross profits increased substantially, the gross margins for 1996 as compared to 1995 only increased by 1%. This is principally attributable to the cost of the merchandise. The Company has two sources for merchandise, direct donated goods through the charities with which it has entered into purchase contracts, and fresh donated goods purchased from private sources. In order for the Company to support the additional sales, the Company has been relying to a greater degree on purchased merchandise as compared to merchandise acquired through direct donations. This affected the mix of purchased goods to donated goods, such that, for 1996, purchased goods amounted to $1,023,859, which constituted approximately 36% of total goods sold, as compared to 1995, in which purchased goods amounted to $674,459, which constituted approximately 30% of total goods sold. The additional cost resulting from the Company's greater reliance on purchased goods offset the cost reduction achieved by the Company when it renegotiated its purchase contracts with the charitable organizations to reduce the fees paid to them by the Company effective January 1, 1996. Management is currently reviewing ways to improve donation levels at the charities with which it currently has agreements and is considering entering into purchase contracts with additional charitable organizations, in order to reduce the cost of and obtain additional sources for the Company's merchandise, although there can be no assurance that it will be able to do so.

     General and administrative expenses for 1996 were $3,163,455, as compared to $2,402,237 for 1995, an increase of $761,218 or 32%. The increase in general and administrative expenses is attributable primarily to the Company's Margate store, which opened in late November 1995. General and administrative expenses incurred directly by the Margate store for 1996 totaled $486,728. Payroll costs, insurance and professional fees for the remaining three stores increased during 1996 by $274,490 as compared to 1995. Management has hired more store and administrative personnel to support the additional sales volume. Professional fees have increased by approximately $120,000 principally due to the costs associated with the Company Offering. The Company does not expect professional fees to continue to increase at the same level as from 1995 to 1996, however such increase will stabilize at a certain level as a result of additional filing requirements associated with its status as a public company. Included in the selling, general and administrative expenses for 1996 is also the $150,000 bonus for the tax reimbursement associated with dividend distributions to the Company's President for dividends earned through May 31, 1996.

         During the fourth quarter of 1996, the Company experienced a net loss from operations of approximately $150,000. The net loss from operations is principally attributable to selling, general and administrative expenses amounting to $1,039,512 for the fourth quarter of 1996, as compared to an increase in gross profit of only $886,465. The increase in expenses for the fourth quarter of 1996 was as a result of the following: (1) a one-time $150,000 payment to the Company's President for reimbursement of taxes on S Corporation dividends earned through May 31, 1996 (see "Liquidity and Capital Resources," below); (2) a $36,076 year-end bonus to the Company's President based upon 1% of the Company's annual gross sales since June 1996, pursuant to the President's employment agreement with the Company; (3) additional professional fees and expenses totaling approximately $60,000 incurred prior to year end, including the fees and expenses incurred in connection with the Company's year-end audit and related filings; and (4) approximately $85,000 of miscellaneous operating expenses associated with an increase in sales for the fourth quarter. The $150,000 tax reimbursement payment is a non-recurring item. The Company may, however, incur increased expenses for the last quarter of future years, due in part to the seasonal nature of the Company's sales and the terms of the President's employment agreement with the Company.


LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1996, the Company had working capital of $2,260,670, as compared to a working capital deficiency of $570,638 at December 31, 1995. The $2,831,308 net increase in working capital for 1996 is attributable primarily to cash increasing by $2,554,484, principally as a result of consummation of the Company Offering in December and the receipt of the net proceeds therefrom, and the liquidation of a $250,000 promissory note receivable that represented consideration received by the Company for the sale of its securities in a private offering in February 1996.

     For 1996, cash increased by $2,554,484, as compared to a decrease of $7,126 for 1995. Cash at December 31, 1996 and 1995 totaled $2,570,188 and $15,704, respectively. Net cash provided by operations for 1996 and 1995 amounted to $138,402 and $196,790, respectively, or a decrease of $58,388.

     Net cash provided by financing activities for 1996 totaled $2,501,865 as compared to net cash used for financing activities of $42,258 for 1995, or a net increase of $2,544,123. This increase is the net result of three items: receipt of net proceeds of $2,596,950 from the Company Offering, receipt of net proceeds of $680,000 from two private offerings, liquidation of the Company's liability to the Miami Jewish Home, dividends and loans paid to the sole stockholder and the purchase of Common Stock and Warrants for $500,000. As discussed in Notes 12(b) and 12(c) to the Company's financial statements, the Company completed two private offerings in February and May of 1996, respectively. As discussed in
Note 12(b) to the financial statements, the Company sold to the Investor on February 29, 1996, and as subsequently amended during October 1996, 300,000 shares of Common Stock and Warrants for aggregate consideration of $250,000. On February 29, 1996, the Company received a $250,000 promissory note, which bore interest at 7% per annum, which note was paid in August 1996.

     As discussed in Note 12(c) to the financial statements, during May 1996, and as subsequently amended during October 1996, the Company sold 20 units of the Company's securities at $25,000 per unit. Each unit consisted of 15,000 shares of Common Stock and 10,000 Warrants. The Company received from this offering net proceeds of $430,000, after deducting the placement agent's commission and legal costs of $60,000 and $10,000, respectively. A portion of said proceeds were used to liquidate current liabilities including reducing accounts payable and accrued expenses to reduce vendors' payment cycles. In December 1996, the NASD deemed certain of the investors in the private offering to be affiliates of the Underwriter for purposes of determining the fairness of the compensation payable to the Underwriter in connection with the Company Offering. Accordingly, in order to comply with the NASD's rules, upon completion of the Company Offering, the Company redeemed the shares of Common Stock and Warrants sold in the offering for the aggregate of $500,000 originally paid by investors in the private offering. A portion of the net proceeds of the Company Offering was used to effect such redemption.

     In December 1996, the Company consummated the Company Offering, in which it sold 900,000 Units at a price of $5.75 per Unit. Each Unit consisted of one share of Common Stock and one Warrant to purchase one share of Common Stock for $5.00 per share. Of the 900,000 shares of Common Stock underlying the Units, 615,000 shares were offered by the Company and 285,000 shares were offered by the investor in the February 1996 private offering. The Warrants are exercisable for a period of five years commencing December 11, 1996 and may be redeemed by the Company on 30 days' notice at any time during such period at a price of $.10 per Warrant if the closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date that notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. The Company realized approximately $2,596,950 in proceeds from the Company Offering, net of underwriting discounts and expenses and other offering expenses, which amounted to $653,050.

     As discussed in Note 11(h) to the financial statements, the Company was indebted to the Miami Jewish Home as a result of a legal settlement. In May 1996, the Company paid in full the balance due of approximately $55,000. The Company's collateral was released, thereby enabling the Company to effect the Reorganization as discussed in Note 12(d) to the financial statements.


     Prior to the effective date of the Reorganization, the Company paid dividends or distributions to its shareholders because the Companies had Subchapter S corporation tax status, whereby taxable income from each corporation flows to the shareholders. Accordingly, no tax is recognized at the corporate level, and tax on the Company's income is recognized on the individual level. Hence, in order for the shareholders to pay the personal tax liability, the Company must distribute income sufficient to cover the individual tax liability. The Company made cash distributions to its shareholders of $283,384 and $104,500 for 1996 and 1995, respectively. The distributions totaling $283,384 for 1996 reflected an adjustment made by the Company during the fourth quarter of 1996 upon the audit of its December 31, 1996 financial statements. Such adjustment reflects a capitalized major repair to one of the Company's stores that occurred prior to May 31, 1996, the effective date of the Reorganization. This expenditure was originally charged to operations prior to the effective date of the Reorganization and was reflected as such in the Company's September 30, 1996 unaudited financial statements. In the Company's December 31, 1996 audited financial statements, this expenditure was reclassified as a capital improvement. As a result of such reclassification, the Subchapter S corporation distributions for 1996 increased to a total of $283,384, as compared to the unaudited amount of $260,920 reported at September 30, 1996.



     The Company believes that its current capital resources, together with cash flow from its operations, will be sufficient to meet its anticipated working capital requirements through at least 1998. There can be no assurances, however, that such will be the case.

INFLATION AND SEASONALITY

     Although the Company cannot accurately determine precisely the effects of inflation, management does not believe that inflation currently has a material effect on the Company's sales or results of operations.

     The Company's operations are located in South Florida, which has numerous part-time residents during the winter. The Company's results of operations reflect the seasonal nature of this market, with donations and sales of merchandise being higher in the winter months.

                                    BUSINESS

GENERAL

     The Company operates retail outlets known as thrift stores, which deal in new and used articles of clothing, miscellaneous household items, furniture, bric-a-brac and antiques at discounted prices. The Company currently manages and operates four thrift stores in South Florida, two in Hallandale, Florida (Broward County), one in Margate, Florida (Broward County), and one in Hialeah, Florida (Dade County), and in March 1997 entered into a lease for one additional thrift store located in Lauderdale Lakes, Florida (Broward County). Inventory for the Company's stores is obtained primarily as the result of donations made to charities under contracts entered into by the Company for the solicitation and purchase of merchandise. The Company also purchases merchandise in bulk from a contract collector that maintains drop boxes.

INVENTORY COLLECTION

     A substantial portion of the merchandise offered in the Company's thrift stores is obtained as the result of donations made to charities. The Company enters into a contract with a participating charity pursuant to which the Company solicits donations of merchandise on behalf of the charity, picks-up and sorts donated merchandise and resells the merchandise, principally through its thrift stores. The Company bears all costs of and assumes all responsibility for the solicitation of donations and operation of the thrift stores and pays the charity a percentage of gross sales for all merchandise (typically in the range of 2% to 3%). The Company believes that such amount is comparable to, if not better than, that which a charity would typically earn if it operated its own thrift store and bore the costs of and responsibility for such operation, including the costs of solicitation and collection of donated merchandise, rent and other operating costs for the thrift store and hiring of personnel. Moreover, the Company believes that its experience in soliciting donations of and reselling merchandise make its services attractive to charities, which may have little experience in the field. The Company is currently party to contracts with the Missing Children Awareness Foundation and Temple Beth Ahm Israel, a Broward County synagogue. The Company believes that its arrangements with these charities provide it with an adequate amount of donated merchandise for its present operations. As the Company expands its operations, it may seek arrangements with additional charities. There can be no assurance, however, that the Company will be able to successfully do so.

     The Company supplements the inventory received from charitable donations by purchasing merchandise in bulk from a contract collector that maintains drop boxes.

THRIFT STORE OPERATIONS

     The Company uses 12 to 14 trucks to make scheduled pick-ups of donated merchandise. The donors are given receipts to document the items donated.

     Following pick-up, merchandise is taken to the appropriate thrift store where it is sorted and inspected. Unsuitable items, such as those that are broken, badly stained or torn, are either discarded or sold in bulk to exporters, which pay the Company between $.10 and $.12 per pound and resell the items in countries in the Caribbean, Central and South America and Eastern Europe. Goods deemed suitable for sale in the Company's thrift stores are priced and date-coded by color. Pricing is for the most part subjective and is based upon the Company's experience of how much a customer is willing to pay for a particular type of item.

     Apparel accounts for a majority of the Company's sales. Other items sold by the Company include furniture, bric-a-brac, antiques, small appliances (such as toasters, stereos and televisions), linens and domestics, and other merchandise such as toys, books, records and jewelry. Furniture is only sold in two of the Company's thrift stores and the Company currently does not plan to sell furniture in future thrift stores.

     Sales areas are well lighted and merchandise is displayed in loose arrangements to promote browsing. Apparel is grouped and displayed by sex, type and color. For example, all women's blouses are hung together by color. Furniture items (which include brown goods, case goods, and upholstered pieces) requiring minor repairs, such as loose legs or cracked parts, are repaired by Company employees prior to display. Furniture and small appliances are sold "as is." Items of bric-a-brac and antiques are evaluated by an antiques expert and are displayed in a separate controlled-access area.

     In order to tempt the frequent shopper and control inventory levels, the Company encourages rapid inventory turnover and displays new merchandise on a daily basis. For example, apparel items are generally allowed to remain in inventory for up to four weeks, during which time the prices of the items are subject to weekly markdowns. Merchandise remaining unsold at the end of a specified time period is removed from inventory and sold in bulk to exporters.

     In order to provide convenient shopping hours for customers, the Company's thrift stores are open from 8:00 a.m. until 6:00 p.m. on Monday, Tuesday, Thursday and Saturday; from 8:00 a.m. until 9:00 p.m. on Wednesday and Friday; and from 9:00 a.m. until 5:00 p.m. on Sunday.

MARKETING

     The Company's primary mode of soliciting donations is through direct mail, using a colored 5-1/2" x 8-1/2" postcard, sent to between 50,000 and 75,000 households per week. Mailings are targeted to selected zip codes in Dade, Broward and Palm Beach counties in South Florida. The post card prominently bears the name of the charity sponsor and a telephone number to call to offer donations. Supporting this effort is a team of telemarketers who field pick-up calls and who telephone previous donors to solicit additional merchandise donations. In order to encourage repeat donations, the Company endeavors to provide prompt and courteous pick-up of donated merchandise. The Company supplements its direct mail efforts through advertising in local publications.

     Customers at the Company's thrift stores can be classified into three general categories: (i) shoppers who must clothe and supply their family on a limited budget, (ii) "bargain hunters" who look for quality items in bric-a-brac, antiques and new or nearly new clothing, and (iii) dealers in antiques and clothing, flea market operators and wholesalers who are seeking merchandise for their own operations. As many of the Company's customers are repeat shoppers who frequently visit the

Company's thrift stores searching for bargains, the Company seeks to introduce new merchandise on a daily basis and display merchandise in a manner designed to encourage browsing.

     The Company also seeks to attract customers to its outlets by locating its outlets in the vicinity of other thrift stores, which the Company believes attracts potential customers to the area and through the use of high visibility signage.

STORE LOCATIONS

     The following sets forth information with respect to the Company's four thrift stores:

                                                                       APPROXIMATE
                                                                         SQUARE         LEASE
LOCATION                                                DATE OPENED     FOOTAGE      EXP./RENEWAL
                                                        -------------  -----------   --------------
3149 W. Hallandale Beach Boulevard                      August 1986       8,300      April 2001/
Hallandale, FL                                                                       one five-year
                                                                                     renewal option

3141 W. Hallandale Beach Boulevard                      August 1992      15,000      April 2001/
Hallandale, FL                                                                       one five-year
                                                                                     renewal option


901 E. Tenth Ave Hialeah, FL                            November 1992    10,500      October 1999/
                                                                                     one seven-year
                                                                                     renewal option

1041 N. State Rd. 7 Margate, FL                         November 1995    10,050      November 2000/
                                                                                     one five-year
                                                                                     renewal option

     Aggregate monthly rental for the Company's four thrift stores is approximately $29,000.

     In March 1997, the Company entered into a lease for a new store location in Lauderdale Lakes, Florida (Broward County). This new location is approximately 29,000 square feet in size, reflecting the Company's intention to develop larger stores. The Company anticipates that its new location will be opened to the public during the second quarter of 1997.

     The Company seeks to locate its outlets in lower socio-economic neighborhoods that have a high concentration of potential customers and, if possible, in the vicinity of other thrift stores, which serves to attract the potential customer base to the area. The Company also seeks locations on highly traveled streets with adequate on-site parking and the availability under zoning ordinances of high visibility signage. Although the Company's present outlets are between 8,000 and 15,000 square feet in size, the Company intends to focus its future efforts on developing larger stores of between

20,000 to 30,000 square feet in size, as exemplified by its new Lauderdale Lakes, Florida location described above. The Company believes that numerous adequate locations exist, such as former supermarkets, drug stores and discount outlets, that meet the Company's criteria for store locations and that can be leased at reasonable rates. The Company is actively seeking additional store locations. There can be no assurances, however, that the Company will be able to identify additional suitable locations or, once identified, negotiate acceptable lease terms.

EXPANSION STRATEGY

     The Company's strategy is to expand its operations by opening additional thrift stores or acquiring existing thrift stores or other businesses related to the Company's current operations. The strategy is to expand initially in other counties in Florida, and ultimately in various out-of-state locations including Georgia and New Jersey. As described above, the Company will seek to focus its expansion efforts on larger stores of 20,000 to 30,000 square feet in size, as compared to the Company's existing outlets.

     The Company estimates that it will take approximately 60 to 90 days from execution of a lease to open a new thrift store. During this period, the Company will prepare the location, hire and train personnel, mail initial solicitations, and collect, sort, price and display initial donated merchandise. The Company estimates that the cost of opening a new thrift store is approximately $200,000 to $375,000.

     The Company currently intends to open approximately four to six additional stores during 1997 and 1998. The Company's ability to expand its chain of thrift stores will depend on, among other things, securing suitable locations, obtaining sufficient merchandise and having adequate financing to effect its expansion plans. There can be no assurance that the Company will be able to open any additional thrift stores or that any thrift stores so opened will be profitable.

     An additional area of potential expansion is the direct export of certain merchandise. Currently, donated merchandise that is unsuitable for sale, as well as merchandise that remains in inventory beyond a specific time period, is sold in bulk to exporters who resell the items in countries in the Caribbean, Central and South America, and Eastern Europe. The Company currently sells approximately 70,000 pounds of merchandise per week in bulk to exporters. As the Company opens additional thrift stores, it expects that the volume of bulk merchandise available for export will increase. When it reaches a level of approximately 150,000 pounds per week, the Company believes that it will be economically advantageous to export such merchandise directly. In order to do so, the Company will need to establish a separate facility to receive, sort and grade the export merchandise, bale it and otherwise prepare the merchandise for shipment. There can be no assurance that the Company's operations will generate a sufficient amount of bulk merchandise to enable the Company to begin direct export of such merchandise, that the Company will have the necessary financing to establish the needed facility if it elects to do so, or that if the Company expands into this field of business, that it can do so successfully or profitably.

     The Company may also, from time to time, identify one or more established thrift stores or other businesses related to the Company's current operations, such as wholesale export businesses, as possible acquisition candidates. The Company's criteria for identifying existing stores as possible acquisition candidates are similar to those used by the Company when identifying locations for new stores. The Company would consider whether an existing store would be an acquisition candidate based on the store's proximity to lower socio-economic neighborhoods and to other thrift stores; the store's location on highly traveled streets with adequate on-site parking and permitted high-visibility signage; the store's size; the store's profitability; the terms of the existing lease, if any; and the anticipated purchase price. The criteria for identifying other businesses as acquisition candidates would be based on the geographic area of the business' operations; the financial condition of the business, including the nature of the assets used in its operations; the value of any goodwill associated with the business; the business' profitability; the anticipated purchase price; and such other criteria as are deemed relevant by the Board of Directors. The Company does not at the present time expect that any such existing stores or businesses would be acquired from or in a transaction involving the Company's management, principal shareholders or other affiliates.

     Such acquisitions would be consummated in exchange for cash or for shares of the Company's capital stock, depending, in part, on the Company's available working capital or other sources of funds and its anticipated capital needs at the time of the proposed acquisition. Although the Company does not currently anticipate incurring debt to fund any such acquisitions, management may determine that, depending on prevailing market interest rates, the cost of funds available to the Company, and the extent of revenues generated by the acquisition candidate, the use of debt to fund an acquisition may be advantageous to the Company. Such debt would result in an ongoing interest expense obligation for the Company, however. Issuance of shares of the Company's capital stock in an acquisition would enable the Company to preserve its cash, but could have the effect of diluting the Company's earnings on a per share basis or diluting the voting control of existing shareholders, and could result in an additional ongoing dividend obligation, depending on the terms of the stock issued.

     There can be no assurance that the Company would be able to negotiate with any such stores or other businesses or, even if negotiations are undertaken, that the Company would be able to consummate any such acquisitions.

COMPETITION

     The Company faces competition from a variety of discount retail stores. The Company competes for donations of merchandise and with other thrift stores for sales. Some of such other thrift stores are located in the vicinity of the Company's outlets. The Company believes, however, that other thrift stores located in close proximity allow customers to shop around for the best choices and as a result be more efficient shoppers, which encourages business. In addition to other thrift stores that sell used goods, low-end discounters such as K-Mart and Wal-Mart, which offer new clothing, housewares and furniture at deep discount prices, compete with the Company to a lesser extent. These competitors generally have greater financial and other resources than the Company.

GOVERNMENT REGULATION

     In order to solicit donations of merchandise on behalf of charities, the Company must be registered as a professional solicitor with and is subject to oversight by the Department of Agriculture and Consumer Affairs of the State of Florida. In the event the Company expands its operations to other states, the Company will likely be subject to similar licensing and oversight in those jurisdictions. As a professional solicitor, the Company and its personnel are required to comply with various regulations governing the manner and terms of solicitations, including, among other things, the requirement to post a surety bond. Failure to comply with these regulations could result in disciplinary action including significant fines and penalties or suspension or revocation of licenses. Such disciplinary action, if taken, would likely have a material adverse effect on the operations, revenues and prospects of the Company.

EMPLOYEES

     The Company currently employs approximately 120 full-time employees. None of the Company's employees are members of labor unions. Management believes that it enjoys satisfactory relations with its employees.

PROPERTIES

     The Company's executive offices occupy a portion of its thrift store located at 3141 W. Hallandale Beach Boulevard, Hallandale, Florida 33009. See "Store Locations" above for more information, including the rental payments, regarding the Company's other store locations.

LITIGATION

     The Company is not currently a party to any action, proceeding or litigation, which, if adversely determined, would have a material adverse effect on the Company's business, operations, revenues and prospects.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


                                                                                                DIRECTOR
NAME                                             AGE    POSITION                                  SINCE
----                                             ---    --------                                --------
Marc Douglas...................................   37    President, Chief Executive Officer        1996
                                                        and Director
Ileen Little...................................   58    Vice President, Secretary and Director    1991

     MARC DOUGLAS: Mr. Douglas founded the Company in 1991 and has served as its Chief Operating Officer since its inception, and, in February 1996, was elected President and Director. Prior thereto, Mr. Douglas was Executive Director of Thrift Shops of West Broward, Inc., and Southeast Thrift Shops of South Broward, Inc., since 1986 and 1990, respectively. Mr. Douglas received his A.A. in Business from Miami Dade College and his B.S. in Business from Florida International University, Miami, Florida. Mr. Douglas is Ms. Little's son.

     In 1985, Marc Douglas, the Chief Executive Officer, President and a Director of the Company, pled guilty to one count of wire fraud in a federal criminal action arising from his employment from 1980 to 1982 as a salesman of oil and gas leases for U.S. Oil & Gas Corporation. Mr. Douglas was sentenced to a 90-day jail term and five years' probation and, in addition, entered into a settlement agreement in a related civil action brought by the Federal Trade Commission, in connection with which he paid $65,000 as restitution.

     In 1989, Mr. Douglas, his spouse and M.J.S.S. Enterprises, Inc., a corporation for which Mr. Douglas was an officer, filed for bankruptcy protection. Both the personal and corporate bankruptcies were discharged in 1990.

     ILEEN LITTLE: Ms. Little is currently the Vice President, Secretary and a Director of the Company. From its inception until February 1996, when she was elected to her current position, she acted as President and a Director of the Company. Prior to joining the Company, Ms. Little was President of Thrift Shops of West Broward, Inc., and Southeast Thrift Shops of South Broward, Inc., two companies which she co-founded in 1986 and 1990, respectively. Ms. Little received her B.S. in business from Brooklyn College. Ms. Little is Mr. Douglas' mother.

 In addition to the foregoing, until December 1999, the Underwriter shall have the right to designate a representative as an advisor to, or in lieu thereof, as a member of the Company's Board of Directors. The Underwriter has not identified its designees as of the date of this Prospectus. Following the consummation of this Offering, the Company intends to appoint at least two non-employee directors to the Board of Directors and intends to establish audit and compensation committees of the Board composed of a majority of outside directors.

     Although the Company currently has no policy with respect to director compensation, it is anticipated that nonemployee directors of the Company will receive some form of compensation, which may be in cash not to exceed $10,000 per year or stock options, and reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings.

     Directors of the Company hold their offices until the next annual meeting of the Company's shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal from office or death. There are currently no committees of the Board of Directors.

     Officers of the Company serve at the pleasure of the Board of Directors and until the first meeting of the Board of Directors following the next annual meeting of the Company's shareholders and until their successors have been chosen and qualified.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE. The following table sets forth information with respect to the total compensation earned by, or paid to, the Company's Chief Executive Officer and President for services rendered to the Company during 1996 and 1995. The Company's other executive officer did not earn total salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1996.



                                                                                                                  LONG-TERM
                                                                ANNUAL COMPENSATION                           COMPENSATION AWARDS
                                               ----------------------------------------------------------     -------------------
                                                                                           OTHER ANNUAL        SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                    YEAR        SALARY($)        BONUS($)      COMPENSATION($)          OPTIONS(#)
---------------------------                    ----        ---------        -------       ---------------     -------------------
Marc Douglas                                   1996        297,000            150,000         (1)                  700,000(3)
Chief Executive Officer
 and President
                                               1995        265,000               -0-          (1)                     -0-

--------------
     (1) Perquisites and other personal benefits paid to the named executive officer for 1996 and 1995 did not exceed 10% of the total of annual salary and bonus reported.

     (2) See "Certain Transactions -- Reorganization" for information regarding dividend distributions to Mr. Douglas during 1996 and 1995 from the Subsidiaries prior to the Reorganization.

     (3) See "Executive Employment Agreement" below.

     EXECUTIVE EMPLOYMENT AGREEMENT. Effective as of June 1, 1996, the Company entered into an employment agreement with Marc Douglas, its Chief Executive Officer and President for a term of 60 months. At the end of each 12-month period of the term of the employment agreement, the term will automatically be extended for one additional 12-month period unless the Company or Mr. Douglas gives written notice of the intent not to renew to the other party at least 90 days prior to the end of such period. The employment agreement provides for a base salary of $286,000 (subject to 10% annual automatic cost-of living increases), an annual bonus in an amount equal to 1% of the Company's annual gross revenues subsequent to the date of the agreement, and an automobile allowance of $1,500 per month. The employment agreement generally provides that

Mr. Douglas will continue to receive his salary until the expiration of the term of the employment agreement if terminated by the Company for any reason other than death, disability or Cause (as defined in the employment agreement), or for a period of 12 months after termination of the employment agreement as a result of his disability, and that Mr. Douglas' estate will receive a lump sum payment equal to one year's salary plus a pro rata portion of any bonus to which he is entitled upon termination of the employment agreement by reason of his death. The employment agreement also prohibits Mr. Douglas from directly or indirectly competing with the Company for one year after termination of his employment agreement for any reason other than the Company's termination of his employment without Cause. If a Change of Control (as defined in the employment agreement) occurs, the employment agreement provides for the continued employment of Mr. Douglas until the later of three years following the Change of Control or the then-scheduled expiration date of the term of employment. The term "Change of Control," as defined in the employment agreement, generally means (i) any person's or group's acquisition of 20% or more of the combined voting power of the Company's outstanding securities, or (ii) in the event of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, the persons who were directors of the Company prior to such transaction cease to constitute a majority of the Board of Directors following the transaction. In addition, following a Change of Control, if Mr. Douglas' employment is terminated by the Company other than for Cause or by reason of his death or disability, or for certain specified reasons (such as a representation or diminution of duties), Mr. Douglas will receive a lump sum cash payment equal to the greater of three times the aggregate compensation paid to him during the preceding year or the remaining salary, plus any applicable bonus, payable to him for the remaining term of the agreement.

     STOCK OPTION PLAN. The Company has adopted its 1996 Plan, under which options to acquire up to 1,000,000 shares of Common Stock may be granted. The 1996 Plan is designed to serve as an incentive for retaining qualified and competent employees, directors, consultants and independent contractors of the Company.

     The Company's Board of Directors, or a committee thereof, administers and interprets the 1996 Plan and is authorized to grant options thereunder to all eligible employees of the Company, including executive officers (whether or not employees) of the Company, as well as non-employee directors, consultants and independent contractors. The 1996 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Code) and nonstatutory stock options. Incentive stock options may only be granted, however, to employees. Options can be granted under the 1996 Plan on such terms and at such prices as determined by the Board or a committee thereof, except that the per share exercise price of incentive stock options granted under the 1996 Plan will not be less than the fair market value of the Common Stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value as defined in the 1996 Plan.

     Options granted under the 1996 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of the shares underlying incentive stock options exercisable for the first time by any individual during any calendar year exceeds $100,000.

     Options granted under the 1996 Plan will be exercisable after the period or periods specified in the related option agreement. Options granted under the 1996 Plan are not exercisable after the expiration of 10 years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Adjustment of the number of shares subject to options granted under the 1996 Plan can be made by the Board of Directors or the appropriate committee in the event of a stock dividend or recapitalization. Under the 1996 Plan, options may become immediately exercisable in the event of a change in control or approval by shareholders of the Company of a merger, reorganization, liquidation, dissolution or disposition of all or substantially all of the assets of the Company.

     The exercise price of any stock option granted under the Plan may not be less than the fair market value of the shares subject to the option on the date of grant, provided, however, that the exercise price of any incentive option granted to an eligible employee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the shares underlying such option on the date of grant.

     The term of each option and the manner in which it may be exercised is determined by the Board of Directors, or a committee appointed by the Board of Directors, provided that no option may be exercisable more than 10 years after the date of grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Common Stock, such option shall be exercisable no more than five years after the date of grant. Options may be granted to officers and employees. In the event of death or disability, options may be exercised during a 12-month period following such event. In the event of retirement of an option holder who is an officer or employee of the Company, an option must be exercised within three months of the date of termination. In the event that an option holder is terminated other than pursuant to death, disability or retirement, all options must be exercised by the date of termination. Options will not be transferable, except upon death of the optionee.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1996 to the Company's Chief Executive Officer.


                                                                            OPTION GRANTS IN LAST FISCAL YEAR
                                                              -----------------------------------------------------------
                                                               NUMBER OF
                                                                 SHARES         % OF TOTAL
                                                               UNDERLYING    OPTIONS GRANTED    EXERCISE OF
                                                                 OPTIONS     TO EMPLOYEES IN   BASE PRICE     EXPIRATION
NAME                                                          GRANTED(#)(1)    FISCAL YEAR      ($/SHARE)        DATE
                                                              -------------  ----------------   -----------  ------------
Marc Douglas................................................     700,000         100%            $5.00         5/31/06

     (1) Represents options granted under the Company's 1996 Stock Option Plan. Of the total amount granted, 125,000 of such options will vest upon the opening or acquisition by the Company of the first new thrift store or related business following the consummation of the Offering and 125,000 will vest when such first new thrift store or related business has operated profitably for one year. Similarly, 125,000 and 100,000 of such options will vest upon the opening or acquisition by the Company of each of the next two thrift stores or other businesses, respectively, and 125,000 and 100,000 will vest when such two thrift stores or related businesses, respectively, operate profitably for one year. Subject to such vesting, the options will be exercisable commencing June 11, 1997.

     STOCK OPTIONS HELD AT END OF 1995. The following table indicates the total number and value of exercisable and unexercisable stock options held by the Company's Chief Executive Officer as of December 31, 1996. No options were exercised by the Chief Executive Officer during 1995.





                                                                                              VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED          IN-THE-MONEY OPTION
                                                              OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                                              --------------------------   ----------------------------
      NAME                                                    EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------                                        -----------  -------------   -----------  ---------------
Marc Douglas................................................      --          700,000          --           $525,000

     (1) Based on a closing price on December 30, 1996 (the last day of 1996 that a quotation was available) of $5.75 per share.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company's Board of Directors sets the compensation for the Company's executive officers. At present, the Board has not appointed a separate committee to perform this function.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information, as of March 15, 1997, regarding the Company's Common Stock owned of record or beneficially by (i) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, (ii) each director and executive officer, (iii) all directors and executive officers as a group, and (iv) each Selling Security Holder. Except as otherwise indicated, each shareholder listed below has sole voting and investment power with respect to shares beneficially owned by such person. The initial Selling Shareholders may be considered underwriters under the Securities Act.

     In accordance with Rule 13d-3, promulgated under the Exchange Act, shares that are not outstanding but that are issuable upon exercise of immediately exercisable, outstanding options, warrants, rights or conversion privileges have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual owning such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. As of March 15, 1997, there were 2,115,000 shares of Common Stock issued and outstanding.

                                                                 AMOUNT AND
                                                                 NATURE OF
                                                                 BENEFICIAL
                                                                 OWNERSHIP        PERCENT OF COMMON STOCK     PERCENT OF TOTAL
NAME AND ADDRESS                                              OF COMMON STOCK(1)   BENEFICIALLY OWNED(1)      VOTING POWER(1)(2)
----------------                                              ---------------      ---------------------      ------------------
Marc Douglas                                                     1,050,000(3)            50.0%                     76.9%
3141 W. Hallandale Beach Blvd. Hallandale, Florida 33009

Ileen Little                                                           -0-                -0-                       -0-
3141 W. Hallandale Beach Blvd. Hallandale, Florida 33009

1997 Marc Douglas                                                  150,000                7.3%                      3.3%
Irrevocable Family Trust c/o Barry Nelson, Esq., Trustee
19495 Biscayne Boulevard, Aventura, Florida 33180

All directors and executive                                      1,050,000(3)            50.0%                     77.0%
  officers as a group (two persons)

(1) There are no currently outstanding options, warrants or other rights to purchase securities of the Company that are exercisable within 60 days. Therefore, for purposes of calculating the beneficial ownership and voting power, no shares of Common Stock underlying rights to purchase securities have been included.

     (2) The Common Stock votes together with the Series A Preferred Stock on all matters, except as required by law. The Series A Preferred Stock entitles the holder to 10 votes per share and the Common Stock entitles the holder to one vote per share. Mr. Douglas holds 250,000 shares of Series A Preferred Stock, which are reflected in Mr. Douglas' percentage of total voting power.

     (3) Does not include 150,000 shares of Common Stock held by the 1997 Marc Douglas Irrevocable Family Trust (the "Trust") of which Mr. Douglas is the beneficiary. Mr. Douglas does not exercise voting or dispositive control of the shares held by the Trust.

SELLING SECURITY HOLDERS

     The following table sets forth certain information as of March 15, 1997 regarding the number of shares of Common Stock of the Company (including the shares of Common Stock underlying the Warrants) and the number of Warrants beneficially owned by each Selling Security Holder and the number of such securities included for sale in this Prospectus.


                                                                                               NUMBER OFFERED
                                                     BENEFICIAL OWNERSHIP                        BY SELLING
SELLING SECURITY HOLDER                                 PRIOR TO SALE(1)                     SECURITY HOLDER(2)
-----------------------                   -------------------------------------------       --------------------
                                             COMMON STOCK                WARRANTS
                                          -------------------      ------------------       COMMON
                                          NUMBER      PERCENT      NUMBER     PERCENT       STOCK        WARRANTS
                                          ------      -------      ------     -------       ------       --------
1997 Marc Douglas
Irrevocable Family Trust(4)..........     150,000       10.0%         --         --          150,000          --
Rozel International
  Holdings, Inc.(5)..................     615,000       37.5%       600,000     100.0%        15,000      600,000

                                                        BENEFICIAL OWNERSHIP
                                                           AFTER SALE (3)
                                          -------------------------------------------
                                              COMMON STOCK              WARRANTS
                                          -------------------      ------------------
                                          NUMBER      PERCENT      NUMBER     PERCENT
                                          ------      -------      ------     -------
1997 Marc Douglas
Irrevocable Family Trust(4)..........       0          --            --         --
Rozel International
  Holdings, Inc.(5)..................       0          --            0          --


------------------


     * Less than 1%.

     (1) The number of shares of Common Stock reflected for each Selling Security Holder includes the number of shares of Common Stock underlying the Warrants held by such Selling Security Holder.

     (2) Rozel sold 285,000 of its shares of Common Stock in the Company
         Offering.

     (3) Assumes consummation of the Selling Security Holders' Offering.
         The Selling Security Holders have agreed not to sell or otherwise dispose of any of their shares of Common Stock or shares of Common Stock issuable upon conversion or exercise of securities convertible into Common Stock, or any Warrants held by them, until December 5, 1998 without the prior written consent of the Underwriter. The Company has been advised that the Underwriter agreed to release Rozel form its lock-up agreement as to the 15,000 shares of Common Stock and 600,000 Warrants owned by Rozel following the Company Offering. The National Association of Securities Dealers, Inc. (the "NASD") has approved the Underwriter's release of Rozel's lock-up agreement as to its shares of Common Stock and 300,000 of its Warrants, and NASD approval is pending with respect to the release of the lock-up agreement as to the remaining 300,000 Warrants. See "Principal and Selling Security Holders" and "Plan of Distribution."

     (4) Barry Nelson, Esq. is trustee of the 1997 Marc Douglas Irrevocable Family Trust, of which Mr. Douglas is the beneficiary. Mr. Douglas does not exercise voting or dispositive control of the shares held by the Trust.

     (5) Harold Chaffe maintains voting control over the shares held by Rozel.

                              CERTAIN TRANSACTIONS

REORGANIZATION

     In connection with the Reorganization, the Company acquired all of the outstanding capital stock of the Subsidiaries from Marc Douglas, effective as of May 31, 1996, in exchange for the issuance to Mr. Douglas of 1,050,000 shares of Common Stock and 250,000 shares of Series A Preferred Stock of the Company. The Reorganization was effected as a tax-free reorganization within the meaning of
Section 368(a)(1)(B) of the Code. As a result of the Reorganization, each of the Subsidiaries became a wholly owned subsidiary of the Company. The Company also effected, in connection with the Reorganization, a 12,000-for-1 split of its outstanding shares of Common Stock.

     Prior to the Reorganization, the Company and each of the Subsidiaries were treated for federal and state income tax purposes as S corporations under Subchapter S of the Code. As a result, earnings through the date of termination of the Company's and the Subsidiaries' S corporation status (the "Termination Date") have been and will be taxed for federal and state income tax purposes directly to the respective shareholders of the corporations. The Termination Date for the Company occurred on February 29, 1996, when the Company completed a private placement of shares of Common Stock and Investor Warrants (see "Certain Transactions -- Private Placement"); the Termination Date for the Subsidiaries occurred upon completion of the Reorganization, May 31, 1996.

     The Company and the Subsidiaries have previously paid cash dividends to their respective shareholders, representing earnings distributions and funds necessary to pay federal and state income tax obligations attributable to earnings. For the years ended December 31, 1996 and 1995, such dividends totaled $283,384 and $104,500, respectively.

DEFERRED COMPENSATION AGREEMENT

     In March 1995, Thrift Shops of West Dade, Inc. ("TSWD"), a subsidiary of the Company, entered into a deferred compensation agreement with Ileen Little, a director, executive officer and principal shareholder of the Company. Pursuant to such agreement, Ms. Little will be entitled to receive 5% of the gross proceeds from the liquidation of the Company or any of the Subsidiaries, payable in two equal annual installments following such liquidation. See "Management."

LOANS TO/FROM MARC DOUGLAS

     As of December 31, 1996, the Company's President and majority stockholder is owed $208,540 by the Company. Such amount is composed of the $150,000 representing a bonus for reimbursement of taxes for dividend distributions (see
Note 12(e) to the Financial Statements), $22,464 for unpaid dividend distributions through May 31, 1996, and $36,076 for the annual bonus in the amount equal to 1% of the Company's annual gross revenue since June 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company has advanced Mr. Douglas monies from time to time on an interest-free basis, the amount of which totaled approximately $189,473 as of December 31, 1996. Mr. Douglas and the Company have agreed that the advances to Mr. Douglas will be taken into income by

Mr. Douglas over a three-year period through December 1999. No further loans to or from Mr. Douglas are currently contemplated.

DISPUTE WITH MIAMI JEWISH HOME; AGREEMENT WITH FORMER SHAREHOLDER

     In February 1994, the Miami Jewish Home filed a motion for contempt against Mr. Douglas (as the sole shareholder of the Subsidiaries, prior to the Reorganization) alleging violations of an injunction awarded to the Miami Jewish Home in December 1993 against a former shareholder of one of the Subsidiaries and two other companies controlled by that shareholder. The injunction had been awarded, together with monetary damages, as a result of an action filed by the Miami Jewish Home in 1987 alleging trade name infringement and unfair competition by the former shareholder and his companies.

     Although neither Mr. Douglas, Ms. Little, TMI nor any of the Subsidiaries was party to the 1987 action, in November 1994, the Miami Jewish Home, Mr. Douglas and two of the Subsidiaries agreed to be bound by certain provisions of the injunction. As part of the settlement, the former shareholder relinquished his right to receive further payments under non-competition agreements entered into in 1993 with two of the Subsidiaries in connection with the termination of the former shareholder's and Mr. Douglas' business relationship. Mr. Douglas and the two Subsidiaries also agreed to pay the Miami Jewish Home the sum of $176,130, payable in installments through April 1997, and the sum of $20,000 for the use of a trade name approved by the Miami Jewish Home. Such payments were allocated to Mr. Douglas and each of the two Subsidiaries in proportion to their respective original obligations to the former shareholder. The payments were secured by a pledge of the capital stock of all of the Subsidiaries. The balance remaining of the settlement was paid in full in May 1996 and, accordingly, all of the shares of the Subsidiaries' capital stock were released and the Miami Jewish Home agreed to withdraw its motion with prejudice and waive any further claims thereunder.

     Pursuant to a consulting agreement with the Company, the former shareholder is entitled to receive 2% of the monthly gross sales of the Company's Hialeah store if that store's gross sales exceed $70,000 in such month. The agreement provides for a weekly draw of $600 against such compensation, with any necessary adjustments made within 14 days after the end of each month. The agreement terminates in October 1999.

COMPANY POLICY REGARDING TRANSACTIONS WITH AFFILIATES

     The Company believes that the transactions described above were on terms no less favorable to the Company than those that would be available from unaffiliated parties. The Company does not at the present time contemplate entering into additional related party transactions. In the future, the Company plans to present all proposed transactions with affiliated parties to the Company's Board of Directors for its consideration and approval. Any Board member who has an interest in such transaction will abstain from voting thereon.

                           DESCRIPTION OF SECURITIES

     Set forth below is a summary of certain terms and provisions of the Company's capital stock, which is qualified in its entirety by reference to the Company's Articles of Incorporation and to the Statement of Designation setting forth the resolutions establishing the rights and preferences of the outstanding Series A Preferred Stock. Copies of the Articles of Incorporation and the Statement of Designation have been filed as exhibits to, or incorporated by reference into, the Registration Statement of which this Prospectus forms a part.

     Under the Articles of Incorporation, the authorized but unissued and unreserved shares of the Company's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $.01 per share, and 1,500,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, 2,115,000 shares of Common Stock and 250,000 shares of Series A Preferred Stock are outstanding.

UNITS

     Each Unit consists of one share of Common Stock and one Warrant exercisable at $5.00 to purchase one share of Common Stock. The Common Stock and Warrants, which constitute a Unit, will be detachable and separately tradeable immediately upon issuance.

COMMON STOCK

     Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. The Company does not currently intend to declare or pay cash dividends in the foreseeable future, but rather intends to retain any future earnings to finance the expansion of its businesses. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to shareholders after the payment of all debts and liabilities of the Company and payment of the liquidation preference of any outstanding shares of Preferred Stock.

     The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 1,500,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. Except for the shares of Series A Preferred Stock currently outstanding, the Board of Directors does not currently intend to issue additional shares of Preferred Stock. In connection with the Company Offering, the Company has agreed that it will not issue additional shares of Preferred Stock during the two-year period from the date of this Prospectus.

  Series A Preferred Stock

     The Company has designated 250,000 shares of Preferred Stock as Series A Preferred Stock, which shares were issued to Marc Douglas, Chief Executive Officer, President, and a director of the Company, in connection with the Reorganization. See "Certain Transactions -- Reorganization." Holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock on all matters (except as required by law), with each share of Series A Preferred Stock having 10 votes. The Series A Preferred Stock has a liquidation preference of $.10 per share over the Common Stock. The Series A Preferred Stock does not provide for the payment of a stated rate of dividends, is not convertible into Common Stock, and is not redeemable by the Company.

WARRANTS

     The Warrants have been issued pursuant to an agreement (the "Warrant Agreement") between the Company and North American Transfer Co., as warrant agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Warrant certificates, the forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $5.00 per share. The Warrants, which expire on December 5, 2002, are exercisable for five years commencing one year from the date of issuance, which is the date of this Prospectus. The Warrants may be redeemed by the Company at any time, commencing one year from the date of this Prospectus, at a redemption price of $.10 per Warrant upon 30 days' prior written notice, provided the average closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. Warrant holders shall have exercise rights until the close of the business day preceding the date fixed for redemption.

     In order for a holder to exercise a Warrant, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission pertaining to the shares of Common Stock underlying the Warrants, and such shares must be registered or qualified for sale under the securities laws of the state in which such Warrant holder resides or such exercise must be exempt from registration in such state. The Company will be required to file post-effective amendments to the Registration Statement of which this Prospectus forms a part during the nine-month period from the date hereof, when events require such amendments. In addition, the Company has agreed with the Underwriter to use its best efforts to keep the registration statement covering the shares underlying the Warrants current and effective. There can be no assurance, however, that such registration statement (or any other registration statement filed by the Company to cover shares of Common Stock underlying the Warrants) can be kept current. If a registration statement covering such shares of Common Stock is not kept current for any reason, of if the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants will not be exercisable and will be deprived of any value. See "Risk Factors -- Requirements for Exercise of Warrants; Adverse Effect of Redemption of Warrants."

     Holders of the Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to, the issuance of any Common Stock or other securities convertible or exercisable for Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any stock dividend, stock split, reclassification, recapitalization, stock combination or similar transaction. Holders of the Warrants will have no voting rights and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Warrants will not be entitled to participate in any distribution of the Company's assets.

     The purchase price payable upon exercise of the Warrants is to be paid in lawful money of the United States. The Company is not required to issue certificates representing fractions of shares of Common Stock upon the exercise of Warrants; rather, with respect to any fraction of a share, the Company will make payment in cash based upon the market price of the Common Stock as determined by the Warrant Agent.

     Immediately prior to the Company Offering, the Company had outstanding 800,000 Common Stock purchase warrants sold in a private placement of the Company's securities (the "Private Warrants"). The Private Warrants were exercisable for four years, commencing one year from the date of issuance, to purchase one share of Common Stock at $5.00 per share. Upon consummation of the Company Offering, the Private Warrants were automatically converted into Warrants identical to those included in the Units sold in the Company Offering.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent and registrar for the Common Stock and the Warrant Agent for the Warrants is North American Transfer Co., Freeport, New York.

"ANTI-TAKEOVER" PROVISIONS

     Although the Board of Directors is not currently aware of any takeover attempts, the Articles of Incorporation and Bylaws of the Company contain certain provisions that may be deemed to be "anti-takeover" in nature, in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by the Board of Directors and approved by the shareholders of the Company.

     AUTHORIZED BUT UNISSUED SHARES. The Company has authorized 15,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock. These shares were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financing, acquisitions, stock dividends, stock splits, the 1996 Plan, other grants of stock options, and other purposes. With the exception of shares issuable in connection with this Offering, the Company has no agreements, commitments or plans at this time for the sale or use of additional shares of Common Stock or Preferred Stock. The issuance of shares of Preferred Stock may have an adverse effect on the holders of the Company's Common Stock. See "Preferred Stock." Shareholders of the Company do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to Common Stock of the Company.

     NO CUMULATIVE VOTING. The Company's Bylaws do not contain any provisions for cumulative voting. Cumulative voting entitles shareholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a shareholder or group of shareholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

     GENERAL EFFECT OF ANTI-TAKEOVER PROVISIONS. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest, as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its positions and better enable it to resist changes that some shareholders may want to make if dissatisfied with the conduct of the Company's business.

CERTAIN FLORIDA LEGISLATION

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. Section 607.0902 of the Florida Statutes (the Florida Control Share Act) generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. Section 607.0901 of the Florida Statutes (the Florida Affiliated Transactions Act) generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. Pursuant to such authorization, the Company intends to enter into an agreement with each of its directors and officers providing for indemnification to the fullest extent allowed by law or obtain insurance with respect to liabilities arising in connection with the directors' and officers' performance of their duties.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Of the 2,115,000 shares of Common Stock of the Company outstanding as of the date of this Prospectus, 1,215,000 shares are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act. Such shares are currently subject to a 24-month "lock-up" period. The Selling Security Holders' Offering relates to 600,000 Warrants and 765,000 shares of Common Stock (including 600,000 shares of Common Stock underlying the Warrants) that have been registered for sale by the Selling Security Holders. The Company has been advised that the Underwriter agreed to release Rozel, one of the Selling Security Holders, from its lock-up agreement as to the 15,000 shares of Common Stock and 600,000 Warrants owned by Rozel. It is not known at this time whether, and to what extent, the Underwriter may agree to a release of the lock-up with respect to the remaining Selling Security Holders' Securities.

     Of the 2,115,000 shares currently outstanding, 1,200,000 shares are owned by affiliates of the Company, as that term is defined under the Securities Act. Absent registration under the Securities Act, such as in the Selling Security Holders' Offering, the sale of such shares is subject to Rule 144. Until April 29, 1997, under Rule 144, subject to the satisfaction of certain other conditions, a person (including an affiliate of the Company) who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of Common Stock, or if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale, and who has beneficially owned the shares of Common Stock for at least three years, is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. As a result of recently adopted amendments to Rule 144, effective April 29, 1997 the above-described two-year holding period to sell restricted securities subject to volume limitations will be reduced to one year, and the three-year holding period for unlimited sales by non-affiliates will be reduced to two years.

     No prediction can be made as to the effect, if any, that sales of shares or the availability of such shares for sale as described above will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

                              PLAN OF DISTRIBUTION

     The Selling Security Holders have agreed not to sell or otherwise dispose of any of their shares of Common Stock or shares of Common Stock issuable upon conversion or exercise of securities convertible into Common Stock, or any Investor Warrants held by them, for a period of two years from the date of this Prospectus without the prior written consent of the Underwriter. An appropriate legend has been marked on the face of the stock certificates representing all such shares of Common Stock.

     The Company has been advised that the Underwriter agreed to release Rozel, one of the Selling Security Holders, from its lock-up agreement as to the 15,000 shares of Common Stock and 600,000 Warrants owned by Rozel. Prior to the release of the lock-up with respect to any securities registered in this Prospectus, the Underwriter has notified the NASD. Any transaction with respect to such securities is also subject to review and approval by the NASD; therefore, the Underwriter or any other NASD member intending to assist in sales by the Selling Security Holders must file with and receive NASD approval prior to effecting any transactions. The NASD has approved the Underwriter's release of Rozel's lock-up agreement as to its shares of Common Stock and 300,000 of its Warrants, and NASD approval is pending with respect to the release of the lock-up agreement as to the remaining 300,000 Warrants. At the present time, there are no current or future plans, proposals, agreements, arrangements or understandings of the Underwriter or known to the Underwriter with respect to engaging in further transactions with or by the Selling Security Holders or with respect to waiving or shortening the lock-up period applicable to the remaining Selling Security Holders' Securities. Depending on market conditions, including, without limitation, the trading volume and the market price of the Company's securities, the Underwriter may determine, in its sole discretion, to waive or shorten the lock-up period applicable to such remaining Selling Security Holders' Securities. In such event, the Company will amend or supplement this Prospectus in accordance with applicable law and regulations.

     Unless the applicable lock-up period has been previously waived or shortened, after a period of two years from the date of this Prospectus has elapsed, the Selling Security Holders are free to offer and sell their Selling Security Holders' Securities at such times, in such manner and at such prices as each shall determine. Such securities may be offered by the Selling Security Holders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Security Holders may also use Rule 144 under the Securities Act to sell such securities, if the criteria and the requirements of such rule are met. There is no underwriter or coordinating broker currently acting in connection with any such proposed sales by the Selling Security Holders.

     The Selling Security Holders have advised the Company that sales of the Selling Security Holders' Securities may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. After a period of two years from the date of this Prospectus has elapsed, the Selling Security Holders may effect such transactions by selling directly to purchasers or to or through broker-dealers acting as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of the Selling Security Holders' Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Security Holders and any broker-dealers that act in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of such securities as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or brokerdealer that participates in transactions involving sales of such securities against certain liabilities, including liabilities arising under the Securities Act.

     Because the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of securities, the Selling Security Holders, any selling broker-dealer, and any "affiliated purchasers" may be subject to Rule 10b-7 under the Securities Exchange Act of 1934, as amended, which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of securities in connection with an offering.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon for the Company by Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131. Gersten, Savage, Kaplowitz & Curtin, LLP, has acted as counsel for the Underwriter in connection with the Offering.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1996 and for each of the years ended December 31, 1996 and 1995 included in this Prospectus have been included herein in reliance upon the report of Scarano & Lipton, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 with respect to the securities being offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office at 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Midwest Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees.

ITEM 7.  FINANCIAL STATEMENTS








                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                       PAGE
                                                                      NUMBER
                                                                      -------

Independent Auditors' Report .......................................    F-2

Consolidated Balance Sheet at December 31, 1996 ....................    F-3

Consolidated Statements of Operations for the years ended
December 31, 1996 and 1995 .........................................    F-4

Consolidated Statements of Stockholders' Equity (Deficiency) for the
years ended December 31, 1996 and 1995 .............................    F-5

Consolidated Statements of Cash Flows for the years ended
December 31, 1996 and 1995 .........................................    F-6

Notes to Consolidated Financial Statements .........................    F-7 - F-22



                          INDEPENDENT AUDITORS' REPORT




To the Stockholders of Thrift Management, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Thrift Management, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years ended December 31, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996, and the consolidated results of its operations and cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.




/s/ SCARANO & LIPTON, P.C.



Scarano & Lipton, P.C.
Mitchel Field, New York
February 17, 1997

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996

                            ASSETS
Current assets:
    Cash                                                            $ 2,570,188
    Merchandise inventories                                             114,972
    Prepaid expenses                                                     94,092
    Prepaid income taxes                                                 18,000
    Advances to stockholder                                              63,158
    Deferred tax asset                                                   66,000
                                                                    -----------
         Total current assets                                         2,926,410

Equipment, fixtures, and improvements, net                              196,253
Advances to stockholder - non-current                                   126,315
Prepaid expenses - non-current                                           50,000
Covenants not to compete, net                                            60,237
Security deposits                                                        43,508
Other assets                                                             17,470
                                                                    -----------

Total assets                                                        $ 3,420,193
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                $   304,004
    Accrued expenses                                                    133,517
    Due to stockholder                                                  208,540
    Current portion of notes payable                                     19,679
                                                                    -----------
         Total current liabilities                                      665,740

Notes payable, less current portion                                      27,622
                                                                    -----------
         Total liabilities                                              693,362
                                                                    -----------

Commitments and contingencies (Note 11)                                    --

Stockholders' equity:
    Preferred stock, $.01 par value, authorized 1,500,000 shares,
     issued and outstanding 250,000 shares                                2,500
    Common stock, $.01 par value, authorized 15,000,000 shares,
     issued and outstanding 2,115,000 shares                             21,150
    Additional paid in capital                                        3,019,066
    Accumulated deficit                                                (315,885)
                                                                    -----------
         Total stockholders' equity                                   2,726,831
                                                                    -----------
Total liabilities and stockholders' equity                          $ 3,420,193
                                                                    ===========


          See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,



                                                           1996           1995
                                                           ----           ----
Net sales                                              $ 6,104,905    $ 4,574,305

Cost of goods sold                                       2,815,210      2,154,001
                                                       -----------    -----------

Gross profit                                             3,289,695      2,420,304
                                                       -----------    -----------

Expenses:
    Selling, general and administrative expenses         3,013,455      2,402,237
    Officer's, bonus incentive (Note 12e)                  150,000           --
                                                       -----------    -----------
         Total expenses                                  3,163,455      2,402,237
                                                       -----------    -----------

Income from operations before interest expense
 and income tax benefit                                    126,240         18,067

Interest expense                                             1,732         11,884
                                                       -----------    -----------

Income before income tax benefit                           124,508          6,183
Income tax benefit                                          34,000           --
                                                       -----------    -----------

Net income                                             $   158,508    $     6,183
                                                       ===========    ===========

Earnings per common equivalent share:
    Primary:
         Net income before income tax benefit                  .08            .01
                                                       ===========    ===========
         Income tax benefit                                    .02            NIL
                                                       ===========    ===========
         Net income                                            .10            .01
                                                       ===========    ===========

Weighted average number of common shares outstanding     1,638,125      1,086,364
                                                       ===========    ===========

Pro forma data (Note 2g)
    Income before pro forma income tax provision       $   124,508    $     6,183
                                                       ===========    ===========
    Pro forma income tax provision                     $    46,900    $     1,000
                                                       ===========    ===========
    Pro forma net income                               $    77,608    $     5,183
                                                       ===========    ===========

Pro forma earnings per equivalent common share:
    Net income before pro forma income tax provision           .08            .01
                                                       ===========    ===========
    Pro forma income tax provision                            (.03)           Nil
                                                       ===========    ===========
    Pro forma net income                                       .05            .01
                                                       ===========    ===========



          See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIENCY)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995





                                              Preferred              Common
                                                stock                stock           Additional                     Stockholder's
                                           -----------------    ----------------      paid-in      Accumulated        equity
                                           Shares    Amount     Shares    Amount      Capital       deficit         (deficiency)
                                           ------- ---------    -------   ------    -----------   -----------      -------------

Balances at January 1, 1995                   --    $   --       927,273  $ 1,700    $    9,540   $ (92,692)      $  (81,452)

Initial capitalization of North
 Broward Consignment, Inc.                    --        --       272,727      500          --           --               500

Net income for the year ended
 December 31, 1995                            --        --          --       --            --         6,183            6,183

"S" Corporation distributions                                       --       --            --      (104,500)        (104,500)
                                            -------  ------    ---------  -------    ----------   ---------       -----------

Balances at December 31, 1995                 --        --     1,200,000    2,200         9,540    (191,009)        (179,269)

Sale of common stock in
 connection with private placement            --        --       300,000    3,000       247,000         --           250,000

Sale of common stock in connection
 with confidential private offering
 memorandum, net of costs
 of $70,000                                   --        --       300,000    3,000       427,000         --           430,000

Issuance of preferred stock in
 connection with reorganization             250,000  2,500          --       --             --          --             2,500

Reorganization of affiliates                  --        --          --      9,800        (9,800)        --              --

Sale of common stock in connection
 with initial public offering, net
 of costs and deferred costs of $901,524      --        --       615,000    6,150     2,842,326         --         2,848,476

Purchase and retirement of common stock -               --      (300,000)  (3,000)     (497,000)        --          (500,000)

Net income for the year ended
 December 31, 1996                            --        --          --       --            --       158,508          158,508

"S" Corporation distributions                 --        --          --       --            --      (283,384)        (283,384)
                                            -------  ------    ---------  -------    ----------   ---------       -----------
Balances at December 31, 1996               250,000  $2,500    2,115,000  $21,150    $3,019,066   $(315,885)      $2,726,831
                                            =======  ======    =========  =======    ==========   =========       ===========


          See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                             1996           1995
                                                                             ----           ----
Cash flows from operating activities:
    Net income                                                          $   158,508    $     6,183
    Adjustments to reconcile net income to net cash
     provided by operating activities
       Depreciation and amortization                                         94,118         47,400
       Loss on abandonment of leasehold improvements                           --            3,378
       Deferred income taxes                                                (66,000)          --
    Change in assets and liabilities:
       Merchandise inventory                                                 (3,915)        20,541
       Prepaid expenses                                                    (116,014)        (9,491)
       Accounts payable                                                    (126,822)        83,075
       Accrued expenses                                                     216,527         45,704
       Prepaid income taxes                                                 (18,000)          --
                                                                        -----------    -----------

        Net cash provided by operating activities                           138,402        196,790
                                                                        -----------    -----------

Cash flows from investing activities:
    Security deposits                                                        (9,635)       (18,016)
    Equipment, fixtures and improvements acquired                           (76,148)      (143,642)
                                                                        -----------    -----------

        Net cash used for investing activities                              (85,783)      (161,658)
                                                                        -----------    -----------

Cash flows from financing activities:
    Advances to stockholder                                                  (6,036)       (68,500)
    Proceeds from stockholder loan                                             --          214,070
    Repayment of stockholder loan                                          (220,549)          --
    Principal payments on loans payable                                     (81,606)       (43,328)
    Sale of preferred stock                                                   2,500           --
    Proceeds from initial public offering
     and private placements                                               4,500,000           --
    Costs of initial public offering and
     private placements                                                    (931,524)       (40,000)
    Repurchase of common stock                                             (500,000)          --
    Dividends paid                                                         (260,920)      (104,500)
                                                                        -----------    -----------

        Net cash provided by (used for) financing activities              2,501,865        (42,258)
                                                                        -----------    -----------

Net increase (decrease) in cash                                           2,554,484         (7,126)
Cash, beginning of period                                                    15,704         22,830
                                                                        -----------    -----------

Cash, end of period                                                     $ 2,570,188    $    15,704
                                                                        ===========    ===========

Supplemental disclosure of cash flow information:
    Interest paid                                                       $     5,750    $    10,620
                                                                        ===========    ===========
    Taxes paid                                                          $    50,000    $      --
                                                                        ===========    ===========

Supplemental schedule of non cash investing and financing activities:

Acquisition of equipment through issuance of  notes payable             $    15,024    $    58,499
                                                                        ===========    ===========



           See accompanying notes to consolidated financial statements

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE 1 - GENERAL

         Thrift Management, Inc. (the "Company"), was organized in the State of Florida on July 22, 1991 for the purpose of managing the operation of retail thrift stores which offer new and used articles of clothing, furniture, miscellaneous household items and antiques. The Company is registered with the State of Florida as a professional solicitor. The Company obtains its merchandise primarily from two sources, i) purchase contracts with charitable organizations in return for an average of 5% to 6% (2% to 3% effective January 1, 1996) of its gross sales, and ii) contracts with drop box collectors who maintain drop boxes throughout designated areas from whom the Company purchases merchandise in bulk at a flat rate per pound. Items from the stores which remain unsold are sold in bulk to exporters to countries throughout the Caribbean, Central and South America, and Eastern Europe. Through its wholly-owned subsidiaries, the Company operates four (4) retail stores plus a management company. Hallandale Thrift Management, Inc. ("HTMI"), the additional management company, and the Company are responsible for the solicitation of donations on behalf of the affiliated charities through direct mailings, newspaper advertising and telemarketing. The Company and HTMI are also responsible for the pickup of the donated merchandise throughout the communities. HTMI was organized in the State of Florida on December 9, 1993.

         The Company's four (4) retail stores are operated under separate wholly-owned subsidiaries as follows:

                  1. Thrift Shops of South Broward, Inc. ("TSSB") organized in the State of Florida on May 19, 1989.

                  2. Thrift Shops of West Dade, Inc. ("TSWD") organized in the State of Florida on October 8, 1992.

                  3. Hallandale Thrift, Inc. ("HTI") organized in the State of Florida on June 14, 1993.

                  4. North Broward Consignment, Inc. ("NBCI") organized in the State of Florida on May 10, 1995.

         A portion of the outstanding common stock of the Company and its subsidiaries were held in escrow as collateral pursuant to an agreement. On May 28, 1996, the Company liquidated amounts due to the Miami Jewish Home and Hospital for the Aged, Inc. ("Jewish Home") and the aforementioned common stock was released. (See Note 11h for additional information).

         On May 31, 1996, following the completion of the confidential private offering memorandum, the Company reorganized its capital structure as more fully discussed in Note 12d. The financial statements give retroactive effect to the reorganization of the Company's capital structure.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a)  BASIS OF PRESENTATION

         The consolidated financial statements at December 31, 1996 and 1995 include the accounts of the Company, HTMI, TSSB, TSWD, HTI and NBCI (collectively the "Companies"). All entities were wholly-owned by a common stockholder as of December 31, 1995. As of May 31, 1996, HTMI, TSSB, TSWD, HTI, and NBCI became wholly-owned subsidiaries of the Company pursuant to the reorganization plan. Accordingly, as of December 31, 1996 and for the year then ended, the Company has presented consolidated financial statements. All significant intercompany accounts and transactions have been eliminated for financial statement presentation purposes.

     b)  EQUIPMENT, FIXTURES AND IMPROVEMENTS

         Equipment, fixtures and improvements are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives (5-10 years) of the related assets. Leasehold improvements are amortized over the lesser of the related lease terms or the estimated useful lives of the improvements. Maintenance and repairs are charged to operations as incurred.

     c)  MERCHANDISE INVENTORIES

         Merchandise inventories consist primarily of new and used clothing, furniture, miscellaneous household items and antiques, which are stated at the lower of cost (determined by specific identification method) or market. The cost of donated inventories includes the actual cost of merchandise paid to the respective charities plus expenses incurred that are directly associated to the acquisition of such inventory. Inventory write-downs are recorded in the period in which it becomes reasonably evident that the merchandise is not saleable or the market value is less than cost.

     d)  COVENANTS NOT TO COMPETE

         Covenants not to compete consist of costs in connection with the buyout of a previous stockholder. Such covenants not to compete are being amortized on a straight line basis over their contractual lives of six years.

     e)  INTANGIBLE ASSETS

         Included in other assets are intangible assets consisting of organizational and trade name costs which have been recorded at cost. Organizational and trade name costs are being amortized on a straight-line basis over their estimated useful lives which range from five years to fifteen years.

     f)  PER SHARE DATA

         Pro forma net income per share is computed using the weighted average number of shares outstanding during each respective period, and is based on the number of shares issued and outstanding giving retroactive effect to the Company's reorganization.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

     g)  INCOME TAXES

         Prior to the reorganization, the Companies, with the consent of its then sole stockholder, elected under the Internal Revenue Code to be taxed as an "S" corporation. In lieu of corporation income taxes, the stockholders of an "S" corporation are taxed on their proportionate share of the company's taxable income or loss, accordingly, no provision or liability for federal taxes is included in the consolidated financial statements through May 31, 1996. Effective June 1, 1996, the Company will be taxed as a "C" Corporation as a result of its new capital restructure pursuant to the reorganization. The Company will file a consolidated federal and state income tax returns with its subsidiaries. The pro forma income tax provision represents the approximate Federal and State income taxes that the Company would have incurred had the Company not been an "S" Corporation during the years presented and accordingly, subject to Federal and State income taxes.

     h)  CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. At December 31, 1996, the Company had deposits in excess of federally insured amounts which totalled $2,431,925.

     i)  USE OF ACCOUNTING ESTIMATES

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that effect the amounts reported in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ from those estimates.

     j)  FAIR VALUE DISCLOSURES

         The carrying value of cash, prepaid expenses, prepaid income taxes, accounts payable and accrued expenses are a reasonable estimate of their fair value. The carrying values of notes payable at December 31, 1996 are a reasonable estimate of their fair value based upon currently available interest rates of similar instruments available with similar maturities.

     k)  ACCOUNTING FOR STOCK-BASED COMPENSATION

         The Company has elected earlier adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires the recognition of compensation expense for stock-based awards based upon the fair value of the award at the grant date.

NOTE 3 - MERCHANDISE INVENTORIES

         Merchandise inventories at December 31, 1996 amounting to $114,972 consists of donated and purchased new and used clothing, furniture, miscellaneous household items and antiques. The cost of donated inventories includes the actual cost of merchandise paid to the respective charities plus expenses incurred that are directly associated to the acquisition of such inventory. (See Notes 11b and 11c). Inventory write-downs are recorded in the period in which it becomes reasonably evident that the merchandise is not saleable or the market value is less than cost.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 4 - ADVANCES TO STOCKHOLDER

         As of December 31, 1996, the Company has advanced $189,473 to its majority stockholder. The advances are non-interest bearing and will be taken into income over a three year period commencing December 5, 1996, the effective date of the initial public offering.

NOTE 5 - EQUIPMENT, FIXTURES AND IMPROVEMENTS, NET

         Equipment, fixtures, and improvements consists of the following at December 31, 1996:

                     Furniture and fixtures                                              $   148,545
                     Automobile                                                               73,499
                     Leasehold improvements                                                  101,277
                     Transportation equipment                                                 16,580
                                                                                         -----------
                                                                                             339,901
                     Less accumulated depreciation and amortization                          143,648
                                                                                         -----------
                                                                                         $   196,253
                                                                                         ===========

         Depreciation and amortization expense for the years ended December 31, 1996 and 1995 amounted to $68,753 and $47,400, respectively.

NOTE 6 - COVENANTS NOT TO COMPETE

         In connection with a non-competition agreement with a former stockholder for a period of six years, the Company agreed to pay $182,500 as consideration for said individual agreeing not to engage in any facet of the thrift shop business within a defined geographic area. Pursuant to a final judgement against such previous stockholder, the previous stockholder relinquished his rights to receive further payments from the Companies under the non-competition agreements. For the years ended December 31, 1996 and 1995 amortization expense amounted to $24,093 and $24,093, respectively. (See Note 11h for additional information).

NOTE 7 - ACCRUED EXPENSES

         Accrued expenses at December 31, 1996 consist of the following:

                     Consulting                                                 $        4,398
                     Payroll                                                            82,265
                     Property taxes                                                     20,014
                     Rent                                                               10,200
                     Advertising                                                        16,640
                                                                                --------------
                          Total                                                 $      133,517
                                                                                ==============

NOTE 8 - DUE TO STOCKHOLDER

         As of December 31, 1996, the Company's President and majority stockholder of the Company is owed $208,540. Such amount is composed of $150,000 representing an accrued incentive bonus, (see Note 12e) $22,464 for accrued and unpaid dividend distributions through May 31, 1996, and $36,076 for unpaid annual bonus in the amount equal to 1% of the Company's annual gross revenue since June 1, 1996.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 9 - NOTES PAYABLE

         Notes payable amounting to $47,301 are comprised of the following at December 31, 1996:

     i) An original loan agreement dated January 9, 1995 for a total of $58,499 in connection with the acquisition of an automobile. The total purchase price of the automobile amounted to $84,543. The loan is payable in forty-eight (48) equal monthly installments amounting to $1,449 at an interest rate of 8.75%. The loan is collaterized by such automobile. As of December 31, 1996 the balance outstanding is $32,997 of which $15,092 is current.

     ii) An original loan agreement dated October 15, 1996 for a total of $15,024 in connection with the purchase of store security equipment. The loan is payable in 36 monthly payments of $505 including principal and interest at a rate of 10.17%. The balance as of December 31, 1996 is $14,304, of which $4,587 is considered current.

         Maturities of long-term notes payable are as follows:

                       Year ending
                       December 31,
                       ------------

                            1997                                         $      19,679
                            1998                                                21,543
                            1999                                                 6,079
                                                                         -------------
                              Total                                      $      47,301
                                                                         =============

NOTE 10 - INCOME TAX BENEFIT


          The Company has adopted SFAS No. 109, "Accounting for Income Taxes", effective January 1, 1995. Management has evaluated the effect of implementation and has determined that there is no material impact on the Company's financial position.

          Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial and tax basis of assets and liabilities for financial and income tax reporting purposes. A reconciliation of the income tax expense on income per the U.S. Federal statutory rate to the reported income tax expense is as follows:

                                                                     December 31,    December 31,
                                                                          1996           1995
                                                                     -------------   ------------
                 U.S. Federal statutory rate applied to
                  pretax income                                       $     42,500    $       -
                 State income taxes, net of federal
                  income tax benefit                                         4,500            -
                 Benefit of S Corporation election, federal
                  and state                                                (76,000)           -
                 Benefit of graduated tax rates to statutory
                  tax rate                                                 (11,750)           -
                 Temporary differences                                      66,250            -
                 Effect of annualizing income for the short
                  C Corporation year                                         6,500            -
                                                                      ------------     --------
                    Income tax expense                                $     32,000     $      -
                                                                      ============     ========


                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 10 - INCOME TAX BENEFIT (Cont'd)

          Deferred tax assets and liabilities represent the future tax return consequences of these temporary differences, which will either be taxable or deductible in the year when the assets or liabilities are recovered or settled.

          The deferred income tax asset consists of the following at December 31, 1996:

                  Deferred tax assets relating to:
                    Accrued expenses                                            $     57,000
                    Property and equipment                                             9,000
                                                                                ------------
                  Total deferred income tax assets                              $     66,000
                                                                                ============

          Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income. Management considers it "more likely than not" that the deferred tax assets will be utilized and therefore, no valuation allowance is deemed necessary at December 31, 1996:

          Income tax benefit is comprised of the following at December 31, 1996:

                  Current:
                           Federal income tax expense                           $     26,000
                           State income tax expense                                    6,000
                                                                                ------------
                                                                                      32,000
                                                                                ------------

                  Deferred:
                           Federal income tax benefit                                 56,000
                           State income tax benefit                                   10,000
                                                                                ------------
                                                                                      66,000
                                                                                ------------
                  Total income tax benefit (net)                                $     34,000
                                                                                ============


NOTE 11 - COMMITMENTS AND CONTINGENCIES

     a)   DEFERRED COMPENSATION AGREEMENT

          Pursuant to a deferred compensation agreement dated March 10, 1995 with the Companies' former President, upon liquidation of any of the Companies, such liquidating entity shall pay the former President the sum of five (5%) percent of the gross sales proceeds from such liquidation, payable fifty (50%) percent in the first year after liquidation and 50% in the second year after liquidation.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



NOTE 11 - COMMITMENTS AND CONTINGENCIES (Cont'd)

     b) AGREEMENT TO SOLICIT AND PURCHASE SALVAGEABLE MERCHANDISE WITH MISSING CHILDREN AWARENESS FOUNDATION, INC.

          On December 1, 1993, the Company entered into an agreement to solicit salvageable merchandise for the Missing Children Awareness Foundation, Inc. ("MCAF"), a Florida not-for-profit corporation. MCAF shall pay the Company on a monthly basis a fee equal to fifteen percent (15%) of the total gross sales of the merchandise in excess of $1,600 per month to be sold by an affiliate of the Company, plus reimbursement of all expenses incurred by the Company in fulfilling its obligations pursuant to such agreement, provided however, that in no event shall the total fee, including expense reimbursements, exceed fifty percent (50%) of the total gross sales price of the merchandise. The fee shall be paid monthly to the Company within twenty (20) days following the end of each calendar month. The term of this agreement shall be for a period of five (5) years, commencing on December 1, 1993, and terminating on November 30, 1998, with one (1) five (5) year renewal option commencing December 1, 1998, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

          Also on December 1, 1993, TSSB entered into an agreement to purchase salvageable merchandise from MCAF. Pursuant to such agreement, MCAF agreed to sell to TSSB all merchandise received as contributions. The price to be paid to MCAF shall be based upon a percentage of the gross sales price of such merchandise. For the purpose of the agreement, the term "gross sales" shall mean the income derived from the sale of the merchandise. The purchase price shall be equal to the greater of (i) $1,600 per month or (ii) 20% of the gross sales of the merchandise per month, payable monthly, based upon gross sales of merchandise during the preceding calendar month.

          The term of this agreement shall be for a period of five (5) years, commencing on December 1, 1993 and terminating on November 30, 1998, with one (1) five (5) year renewal option, commencing on December 1, 1998, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

          The net effect of the above agreements results in the Company paying a 5% fee on gross sales derived from donated merchandise. During the first quarter 1996 the Company renegotiated its agreements with MCAF and effective January 1, 1996 the Company's fee on gross sales for all merchandise will be 2%. All other terms of the December 1, 1993 agreement remain in effect.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 11 - COMMITMENTS AND CONTINGENCIES (Cont'd)

     c) AGREEMENT TO SOLICIT AND PURCHASE SALVAGEABLE MERCHANDISE WITH THE TEMPLE BETH AHM ISRAEL

          On February 1, 1994, HTMI entered into an agreement to solicit salvageable merchandise for the Temple Beth Ahm Israel ("TBAI"), a Florida not-for-profit corporation. Pursuant to such agreement, TBAI has retained the services of HTMI to solicit and gather merchandise on its behalf. TBAI shall pay HTMI on a monthly basis a sum equal to fifteen percent (15%) of the total gross sales of the merchandise in excess of $10,000 per month to be sold by an affiliate of HTMI, plus reimbursement of all expenses incurred by HTMI in fulfilling its obligations pursuant to such agreement, provided however, that in no event shall the total fee, including expense reimbursements, exceed fifty percent (50%) of the total gross sales price of the merchandise. The fee shall be paid monthly to HTMI within five (5) days following the charity's receipt of the fee due the charity from HTI. (See below for agreement to purchase salvageable merchandise). In the event HTI fails to pay TBAI, TBAI shall have no obligation to pay HTMI. The term of this agreement shall be for a period of five (5) years, commencing on February 1, 1994, and terminating on February 1, 1999, with one (1) five (5) year renewal option commencing February 1, 1999, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

          Also on February 1, 1994, HTI entered into an agreement to purchase salvageable merchandise from TBAI. Pursuant to such agreement, TBAI agreed to sell to HTI all merchandise received as contributions. The price to be paid to TBAI shall be based upon a percentage of the gross sales price of such merchandise. For the purpose of the agreement, the term "gross sales" shall mean the income derived from the sale of the merchandise. The purchase price shall be equal to the greater of (i) $10,000 per month or (ii) 21% of the gross sales of the merchandise, payable monthly, based upon gross sales of merchandise during the preceding calendar month.

          The term of this agreement shall be for a period of five (5) years, commencing on February 1, 1994, and terminating on February 1, 1999, with one (1) five (5) year renewal option, commencing on February 1, 1999, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

          The net effect of above agreements results in the Company paying a 6% fee on gross sales derived from donated merchandise. During the first quarter of 1996 the Company renegotiated its agreement with TBAI and effective January 1, 1996 the Company's fee on net sales of all merchandise will be 3%. All other terms of the February 1, 1994 agreement remained in effect.

     d)   PURCHASE COMMITMENT AGREEMENTS

          i) On October 21, 1994, the Companies entered into a purchase commitment agreement with All Round Recycling, Inc. ("All Round"), a Florida Corporation, for the purpose of purchasing approximately two (2) container loads of property per week with each container containing between 13,000 and 20,000 pounds of property. For the years ended December 31, 1996 and 1995, the Companies purchased $762,951 and $399,644, respectively of property from All Round.

              The term of this agreement shall be for one (1) year commencing October 21, 1994, and shall be automatically renewed for subsequent one (1) year periods unless either party cancels this agreement with thirty (30) days written notice to the other party prior to the end of a one year term.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 11 - COMMITMENTS AND CONTINGENCIES (Cont'd)

     d)   PURCHASE COMMITMENT AGREEMENTS (Cont'd)

          ii) On December 21, 1995, the Companies entered into a second purchase commitment agreement with All Round for the purpose of purchasing the entire collection of property gathered by All Round. The Companies and All Round have agreed to share certain delivery costs with the Companies paying all other costs. The term of this second purchase agreement shall be for two (2) years with a two (2) year option which must be exercised within thirty (30) days prior to the end of the first term.

     e)  DEPENDENCE ON CHARITABLE DONATIONS

         The Companies primary source of revenues is through its sales of charitable property donated. A recession or change in the tax laws could materially adversely effect the Company's business, operations, revenues and prospects since a material portion of the Company's sales are dependent on charitable contributions.

     f)  Operating leases

         The Companies lease properties and equipment under non-cancelable operating lease agreements which expire through December 2001 and require minimum annual rentals. Certain leases provide for renewal options to extend the leases up to an additional seven (7) years. Below is a summary of each of the Company's subsidiary's respective lease terms, including a summary of the aggregate future minimum lease payments due under these noncancelable leases.

         i) TSSB leases its location pursuant to a non-cancelable operating lease which commenced on May 1, 1996 and expires on April 30, 2001. The lease contains an option to renew for one (1) successive five (5) year period under the same terms and conditions, except that the rent for each option year shall increase five (5) percent per annum. TSSB shall pay the landlord the following sums: year 1, $96,900, year 2, $101,745, year 3, $106,832, year 4, $112,174, and year 5, $117,783.

          ii) NBCI leases its location pursuant to a non-cancelable operating lease which commenced on May 22, 1995 and expires on or about May, 2000. The lease contains two (2) successive renewal options each for a period of five (5) years. All terms and conditions of the lease shall remain the same during the first and second option period as they were during the initial term, except for rent increases. NBCI shall pay the landlord year 1, $60,300, year 2, $65,325, year 3, $75,375, year 4, $85,425 and year 5,
              $90,450. In addition to rent payments, NBCI is liable for its pro-rata shares of real estate taxes assessed. NBCI receives a rent credit of $1 per square foot while the floor space adjacent to its location remains vacant. As of December 31, 1996 this space was vacant and NBCI was receiving the credit.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 11 - COMMITMENTS AND CONTINGENCIES (Cont'd)

     f)   OPERATING LEASES (Cont'd)

          iii) TSWD leases its location pursuant to a non-cancelable operating lease which commenced on November 1, 1992 and expires on October 31, 1999. The lease contains an option to renew for one (1) seven year period under the same terms and conditions as the initial term. Annual rent increases are based upon the consumer price index ("CPI") from a minimum of 4% to a maximum of 8%, except for the first year whereby the increase was $1 per square foot or $10,500. The initial rent expense was $55,125 per annum.

         iv) TSSB leases its location pursuant to a non-cancelable operating lease which commenced on May 1, 1996 and expires on April 30, 2001. The lease contains an option to renew for one (1) successive five (5) year period under the same terms and conditions, except that the rent for each option year shall increase five (5) percent per annum. TSSB shall pay the landlord the following sums: year 1, $93,516, year 2, $98,192, year 3, $103,102, year 4, $108,257, and year 5, $113,670.

         v) TMI leases an automobile pursuant to a non-cancelable operating lease dated September 3, 1996 and expiring September 3, 1999. The lease requires monthly payments of $518. The Company is responsible for all registration, maintenance and insurance costs.

         vi) TMI leases an automobile pursuant to a non-cancelable operating lease dated January 11, 1996 and expiring April 11, 1998. The lease requires monthly payments of $615. The Company is responsible for all registration, maintenance and insurance costs.

         Total rent expense for the years ended December 31, 1996 and 1995 amounted to $339,761 and $289,062, respectively.

         A schedule of consolidated future minimum rental payments is as follows:

                Year ending
               December 31,
               ------------
                   1997                                             $       357,411
                   1998                                                     374,041
                   1999                                                     393,359
                   2000                                                     410,370
                   2001                                                     430,537
                                                                    ---------------
                                                                    $     1,965,718
                                                                    ===============


     g)  CONSULTING AGREEMENT - TSWD

         On October 1, 1992, TSWD entered into a seven year consulting agreement with the previous 50% stockholder of TSSB. Said consultant is responsible for all facets of day to day operations, and shall devote such time and attention as deemed necessary in order to accomplish the objectives of the Company. However, in no event shall consultant devote less than 10 hours per week. As consideration, the consultant shall be paid an amount equal to 3% of the monthly gross sales only if such sales exceed $70,000.

         On January 1, 1995, the consulting agreement was amended whereby the consultant shall receive as consideration 3% of the first $90,000 of monthly gross sales and 4% of gross sales in excess of $90,000 only if gross sales exceed $70,000 for the month.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 11 - COMMITMENTS AND CONTINGENCIES (Cont'd)

     g)   CONSULTING AGREEMENT - TSWD (Cont'd)

          On October 1, 1995, the consulting agreement was further amended whereby pursuant to such amendment, the consultant shall be paid 2% of the monthly gross only if such gross sales exceed $70,000 per month. Consulting fee expense for the year ended December 31, 1996 and 1995 amounted to $38,547 and $62,593, respectively.

     h)   LEGAL MATTERS

          On December 3, 1987, the Jewish Home, a not-for-profit corporation, filed an action against a previous stockholder in United States District Court alleging trade name infringement and unfair competition. The Company's majority stockholder and the Companies were not a party to such action. During December 1993, the Court entered a final judgement in favor of Jewish Home which included both a damage award and a grant of injunctive relief against the Companies' previous stockholder ("Weiner").

          During February 1994, the Jewish Home filed a motion for contempt against the now majority stockholder of the Company alleging violations of the injunction, notwithstanding the fact that the Companies were not party to the original action. On October 23, 1994 the Companies settled with the Jewish Home and the agreement provided for the Companies to use a trade name approved by the Jewish Home. In return for the use of this trade name the Companies were required to pay the Jewish Home a fee of $20,000. Simultaneously, Weiner relinquished his rights to receive further payments from the Companies under non-competition agreements, whereby the balance due to Weiner plus the additional fee were assigned to the Jewish Home. On October 23, 1994 amounts payable to the Jewish Home amounted to $146,188 including imputed interest of $16,777. $8,300 of the settlement amount was paid in November and December 1994, with the balance payable in equal payments of $3,320 including imputed interest at an annual rate of 7.50% over a 41 month period ending in April 1998. Such payments were secured by a promissory note and a pledge of all the capital stock of the Companies. On May 28, 1996, the Company liquidated amounts due to the Jewish Home and the aforementioned capital stock of the Companies was released.

     i)   STOCK OPTION PLAN

          The Company has adopted the 1996 Stock Option Plan, ("1996 Plan") under which options to acquire up to 1,000,000 shares of Common Stock may be granted. The 1996 Plan is designed to serve as an incentive for retaining qualified and competent employees, directors, consultants and independent contractors of the Company. The 1996 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Code) and nonstatutory stock options. As of December 31, 1996 the Company has granted 700,000 options to its President. (See
          Note 11j for additional information).

     j)   EXECUTIVE EMPLOYMENT AGREEMENT

          The Company entered into a five year employment agreement with its newly elected President. The employment agreement which is effective June 1, 1996, provides for an annual base salary of $286,000 (subject to a 10% annual automatic cost-of-living increase), an annual bonus in an amount equal to 1% of the Company's annual gross revenues subsequent to the date of the agreement, payment of life insurance premiums of approximately $12,000 annually and an automobile allowance of $1,500 per month.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 11 - COMMITMENTS AND CONTINGENCIES (Cont'd)

     j)   EXECUTIVE EMPLOYMENT AGREEMENT (Cont'd)

          In connection with the employment agreement, the President was also granted non-statutory performance options under the Company's 1996 Plan which was formed pursuant to the private offering memorandum to purchase originally 350,000 shares of common stock. In connection with the amendment to the letter of intent, during October 1996, the number of options granted to the Company's President was increased to 700,000. Of the total amount granted, 125,000 of such options will vest upon the opening or acquisition by the Company of the first new thrift store or related business following the consummation of the IPO and additional 125,000 will vest when such first new thrift store or related business has operated profitably for one year. Similarly, 125,000 and 100,000 of such options will vest upon the opening or acquisition by the Company of each of the next two thrift stores or other businesses, respectively, and 125,000 and 100,000 will vest when such two thrift stores or related business, respectively, operate profitably for one year. Subject to such vesting, the options will be exercisable upon the later of (i) six months after consummation of the IPO (June 11, 1997) or (ii) six months after the date of grant, and will expire 10 years from the date of grant. The exercise price of the options is $5.00 per share. As of December 31, 1996, no options were vested.

NOTE 12 - STOCKHOLDERS' EQUITY

     a)   COMPONENTS OF STOCKHOLDER'S DEFICIENCY PRIOR TO THE REORGANIZATION

          The combined stockholder's deficiency for the Companies prior to the reorganization consisted of the following at December 31, 1995:

                                                       Common Stock       Additional    Retained
                                                                              Par        Paid-in     Earnings
               Name of Company                     Authorized     Issued     Value       Capital   (Deficiency)
               ---------------                     ----------     ------  ----------    --------   ------------

          Thrift Management, Inc.                     1,000         100     $   100    $    --     $ (67,638)
          Hallandale Thrift Management                1,000         500         500         --        (3,838)
          Thrift Shops of South Broward, Inc.         1,000         500         500         --       (51,109)
          Thrift Shops of West Dade, Inc.               100         100         100         --         5,060
          Hallandale Thrift, Inc.                     1,000         500         500        9,540      63,454
          North Broward Consignment, Inc.             1,000         500         500                 (136,938)
                                                                            -------    ---------   ---------
                                                                            $ 2,200    $   9,540   $(191,009)
                                                                            =======    =========   =========

          The Companies made cash distributions to their then sole stockholder of $283,384 and $104,500 respectively for the years ended December 31, 1996 and 1995.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 12 - STOCKHOLDERS' EQUITY (Cont'd)

     b)   PRIVATE PLACEMENT

          On February 29, 1996, the Company completed a private placement originally selling 500,000 shares of common stock and 200,000 common stock purchase warrants ("Warrants") to purchase one share of common stock each to a single investor in a private transaction for an aggregate of $250,000. The Company received a $250,000 promissory note which beared interest at seven percent (7%) per annum and was initially due on May 29, 1996 and extended to July 15, 1996. Such note was paid in full on August 2, 1996. The proceeds from the private placement will be used for general working capital purposes, including establishment of one additional thrift store. During October 1996, such investor and the Company agreed to modify the private transaction, whereby the number of shares were reduced to 300,000 and the warrants were increased to 600,000. The Company has agreed to register under the Securities Act of 1933, as amended, the resale of 100,000 of the 300,000 shares in the Company's Initial Public Offering ("IPO"). However, during December 1996, the Company and the underwriter amended such registration whereby it registered 285,000 of such shares. (See Note 12e for additional information). The Company shall bear all fees and expenses related to this initial registration. The remaining 15,000 shares and the 600,000 warrants are being concurrently registered on behalf of the selling security holders under a selling security holders' prospectus.

     c)   CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

          Pursuant to a confidential private offering memorandum (the "Offering") dated March 4, 1996, the Company originally offered to accredited investors, for a period of sixty (60) days, units at a purchase price of $25,000 per unit through a placement agent. Each unit consisted of 20,000 shares of common stock and 10,000 warrants. Each warrant was exercisable for a period of four (4) years commencing one year from the date of issuance to purchase one share of common stock at a purchase price of $4.80 per share. On May 3, 1996, the offering period was extended by mutual agreement.

          The Company offered a minimum of six (6) units ($150,000) (the "Minimum Offering") and a maximum of twenty (20) units ($500,000) (the "Maximum Offering"). During May 1996, the Company sold all twenty (20) units which yielded net proceeds to the Company of $430,000. During October 1996, the Company amended the offering by decreasing the number of shares in each unit sold from 20,000 shares to 15,000 shares. Accordingly, the Company has issued 300,000 shares in connection with the modified offering.

          The Company originally agreed to register under the Securities Act of 1933, as amended, the resale of the 300,000 shares in the Company's IPO. The Company was to bear all fees and expenses related to this initial registration. Concurrently with the Company's IPO, the 200,000 warrants issued in connection with the private offering memorandum were to be registered on behalf of the selling security holders' under a selling security holders prospectus. During December 1996, in order to comply with NASD rules, the Company agreed that upon completion of the IPO, it will re-acquire such shares of Common Stock and Common Stock Purchase Warrants for an aggregate of $500,000 as originally paid by such Accredited Investors. Accordingly, a portion of the proceeds from the IPO have been used to repurchase such securities.

          The placement agent received a commission equal to nine (9%) percent of the price of each unit sold and a non-accountable expense allowance equal to three (3%) percent of the price of each unit.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 12 - STOCKHOLDERS' EQUITY (Cont'd)

     d)   REORGANIZATION

          On May 31, 1996, TMI acquired all of the issued and outstanding capital stock of its affiliates from its sole stockholder in exchange for a total of 1,200,000 shares of common whereby 1,050,000 common shares and 250,000 shares of Series A Preferred Stock were issued to the prior sole stockholder and 150,000 shares were issued to the former President/Director of the Companies for nominal consideration pursuant to the exercise of an option. Simultaneously, TMI effected a twelve thousand (12,000) for one (1) stock split of its previous 100 outstanding shares of common stock. As a result of the reorganization, each of the affiliated corporations became wholly-owned subsidiaries of the Company. Accordingly, the Company has presented consolidated financial statements as of December 31, 1996 and for the year then ended.

          The Company's authorized capital stock after the reorganization consists of 15,000,000 shares of common stock, par value $.01 per share, and 1,500,000 shares of preferred stock, par value $.01 per share. The financial statements give retroactive effect to the reorganization of the Company's capital structure.

     e)   INITIAL PUBLIC OFFERING

          On January 22, 1996, the Company signed a letter of intent with an underwriter, which was subsequently amended during December 1996, with respect to an IPO of units of securities on a "Firm Commitment" basis. The Company was to offer 585,000 units at an IPO price of approximately $8.60 per unit, for an aggregate public offering of approximately $5,031,000.

          During December 1996, the Company and the underwriter agreed to amend the offering whereby the Company offered a total of 900,000 units. Each unit consisted of one share of Common Stock, (the "Common Stock") par value $.01 per share and one redeemable warrant (the "Warrant") to purchase one share of Common Stock for $5 per share. The 900,000 shares of Common Stock and Warrants were offered to the public at $5.00 and $.75 each respectively. As an additional incentive to Company's President and majority stockholder, the Company agreed to pay $150,000 to its President in the form of a bonus for reimbursement for taxes for the distributions as discussed in Note 12a. The Company has accrued such bonus as of December 31, 1996 and the bonus was paid during January 1997.

          The offering was completed December 11, 1996 yielding the Company net proceeds of $2,596,950 after deducting underwriter selling expenses and non-accountable expense allowance, and purchase of securities previously sold. (See Note 12c for additional information). Simultaneously with the offering, the Company charged all offering costs incurred to additional paid-in capital which totalled $653,050. Of the 900,000 shares of Common Stock included in the 900,000 units offered, 615,000 shares were offered by the Company and 285,000 shares were offered by the holders thereof (the "initial selling shareholders") directly to the Company's underwriter on the same terms and conditions as the Company. The Company did not receive any of the proceeds from the sale of the shares of common stock by the initial selling shareholders. Accordingly, the gross offering proceeds to the Company was $3,750,000.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 12 - STOCKHOLDERS' EQUITY (Cont'd)

     e)   INITIAL PUBLIC OFFERING (Cont'd)

          The Warrants are exercisable for a period of five years commencing one year from the date of issuance, subject to prior redemption. The Warrants may be redeemed by the Company on 30 days' notice at any time after one year from the date of issuance at a redemption price of $.10 per Warrant if the closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. The Common Stock and Warrants are detachable and separately tradeable immediately upon issuance.

          In order to cover over-allotments, the Company granted the underwriter the over-allotment option to purchase all or part of an additional fifteen percent (15%) or 135,000 of the units for a period of thirty
          (30) calendar days from the date of the closing. The over-allotment shall be exercisable by the underwriter in whole or in part, from time to time during the over-allotment period and resold to the public on the same terms as the units. The over-allotment option was not exercised by the underwriter upon completion of the IPO.

          As additional compensation to the underwriter, the Company issued five-year warrants, exercisable after one year, to purchase 90,000 units at $9.49 per unit. Lastly, the underwriter entered into a three-year consulting agreement with the Company as financial consultants for a total fee of $75,000, which was paid in full as of December 31, 1996.

NOTE 13 - RELATED PARTY TRANSACTIONS

     a)   ADVANCES TO STOCKHOLDER

          As of December 31, 1996, the Company has advanced $189,473 to its majority stockholder. The advances are non-interest bearing and will be repaid over a three year period commencing December 5, 1996, the effective date of the Company's IPO as pursuant to the letter of intent.

     b)   COVENANTS NOT TO COMPETE

          In connection with a non-competition agreement with a former stockholder for a period of six years the Company agreed to pay $182,500 as consideration for said individuals agreeing not to engage in any facet of the thrift shop business within a defined geographic area. Pursuant to a final judgement against such previous stockholder, the previous stockholder relinquished his rights to receive further payments from the Companies under the non-competition agreements.

     c)   DEFERRED COMPENSATION AGREEMENT

          Pursuant to a deferred compensation agreement dated March 10, 1995 with the Companies' former President, upon liquidation of any of the consolidated companies, such liquidating entity shall pay the former President the sum of five (5%) percent of the gross sales proceeds from such liquidation payable fifty (50%) percent in the first year after liquidation and 50% in the second year after liquidation.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 13 - RELATED PARTY TRANSACTIONS (Cont'd)

     d)   DUE TO STOCKHOLDERS

          As of December 31, 1996, the Company's President and majority stockholder of the Company is owed $208,540. Such amount is composed of $150,000 representing a bonus for reimbursement of taxes associated with dividend distributions, (see Note 12e) $22,464 for unpaid dividend distributions through May 31, 1996, and $36,076 for the annual bonus in the amount equal to 1% of the Company's annual gross revenue since June 1, 1996.

============================================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date of this Prospectus.
              ---------------------------------------------------


                       TABLE OF CONTENTS

                                                             PAGE
                                                             ----
Prospectus Summary..........................................    2
Risk Factors................................................    7
Dividend Policy.............................................   15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
Business....................................................   19
Management..................................................   25
Principal and Selling Security Holders......................   30
Certain Transactions........................................   32
Description of Securities...................................   34
Shares Eligible for Future Sale.............................   38
Plan of Distribution........................................   38
Legal Matters...............................................   40
Experts.....................................................   40
Additional Information......................................   40


                                 765,000 SHARES

                                       OF

                                  COMMON STOCK

                                      AND

                              600,000 COMMON STOCK
                               PURCHASE WARRANTS

                                       OF

                              THRIFT MANAGEMENT, INC.

                            --------------------------
                                   PROSPECTUS
                            --------------------------

                                 APRIL   , 1997

==============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VIII of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

     The Company's Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Bylaws, officers and directors of the Company are indemnified, to the fullest extent available under Florida law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reasons of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that its expenses in connection with this Post-Effective Amendment will be as follows:

    SEC registration fee........................................    $   (A)
    Legal fees and expenses.....................................     5,000
    Accounting fees and expenses................................     3,000
    Miscellaneous*..............................................     1,000
                                                                    ------
      Total.....................................................    $9,000
                                                                    ======

    -----------------------------------
    (A) The SEC registration fee was previously paid.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     See Note 12 to the Company's Consolidated Financial Statements included in the Prospectus for a description of sales of unregistered securities by the Company during 1996. All of such sales were made pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

  EXHIBIT NO.   DESCRIPTION OF EXHIBIT
  -----------   ----------------------
       (1.1)    Form of Underwriting Agreement between the Company, the
                Selling Security Holders and the Underwriter(A)
       (3.1)    Amended and Restated Articles of Incorporation of the
                Company(A)

  EXHIBIT NO.   DESCRIPTION OF EXHIBIT
  -----------   ----------------------
      (3.2)     Amended and Restated Bylaws of the Company(A)
      (4.1)     Statement of Designation of Series A Preferred Stock(A)
      (4.3)     Form of Common Stock Certificate(A)
      (4.6)     Form of Warrant Agent Agreement with attached Form of
                Warrant(A)
      (4.7)     Form of Underwriter's Warrant Agreement(A)
      (5.1)     Opinion of Broad and Cassel(A)
     (10.1)     Form of Employment Agreement with Marc Douglas(A)
     (10.2)     1996 Stock Option Plan(A)
     (10.3)     Purchase Commitment Agreement dated December 21, 1995
                between the Company and All Around Recycling(A)
     (10.4)     Agreement to Purchase Salvageable Property between Hallandale
                Thrift, Inc., d/b/a The Jewish Bargain Thrift shop, and Temple in the Pines, d/b/a Beth Ahm Israel, as amended(A)
     (10.5)     Agreement to Solicit Salvageable Property between Hallandale
                Thrift Management, Inc. and Temple in the Pines, d/b/a Beth
                Ahm Israel, as amended(A)
     (10.6)     Agreement to Solicit Salvageable Property between Thrift Shops of South Browwar, Inc. d/b/a the Community Thrift Shop, Thrift
                Shops of West Date, Inc. and Missing Children Awareness
                Foundation, Inc., as amended(A)
     (10.7)     Agreement to Solicit Salvageable Property between the Company and Missing Children Awareness Foundation, Inc., as amended(A)
     (21.1)     Subsidiaries of the Registrant
     (23.1)     Consent of Scarano & Lipton, P.C.(B)
     (23.2)     Consent of Broad and Cassel (included in Exhibit 5.1)(A)
     (24.1)     Power of Attorney (see page II-4 of the Registration
                Statement as originally filed)(A)
     (27.1)     Financial Data Schedule (SEC use only)(A)

-----------------
(A) Previously filed.


(B) Filed with this Post-Effective Amendment No. 2.


ITEM 28. UNDERTAKINGS.

         RULE 415 OFFERING. The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information in the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     EQUITY OFFERINGS OF NONREPORTING SMALL BUSINESS ISSUERS. The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     TRANSACTIONS WITH OR BY SELLING SECURITY HOLDERS; LOCK-UP PERIODS. The undersigned registrant hereby undertakes:

         (1) To file a post-effective amendment to this Registration Statement in the event that there is a change in the plans, proposals, agreements, arrangements or understandings, if any, with respect to transactions with or by Selling Security Holders or plans to waive or shorten the lock-up periods applicable to such Selling Security Holders from those set forth in the Registration Statement; and

         (2) In the event that all or a part of the Selling Security Holders are released by the Underwriter from their respective lock-up agreements, to file
(i) a post-effective amendment to this Registration Statement if more than 10% of the Selling Security Holders' Securities are proposed to be released and (ii) a sticker prospectus supplement if between 5% and 10% of the Selling Security Holders' Securities are proposed to be released.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Hallandale in the State of Florida on the 16th day of April, 1997.


                                          THRIFT MANAGEMENT, INC.

                                          By:/s/Marc Douglas
                                             ---------------------------------
                                          Marc Douglas
                                          Chief Executive Officer and President


     In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                    SIGNATURE                               TITLE                       DATE
                    ---------                               -----                       ----
/s/ Marc Douglas                                   Chief Executive Officer,          April 16, 1997
------------------------------------------           President and Director
Marc Douglas


/s/Ileen Little                                    Vice President, Secretary         April 16, 1997
------------------------------------------            and Director
Ileen Little


*By:
    --------------------------------------
    Marc Douglas, Attorney-in-Fact
